Exhibit 4(a)(7)

TRANSLATION FOR INFORMATION PURPOSES ONLY

Execution Version

LOAN AGREEMENT

dated

June 10, 2013

executed by

GRUMA, S.A.B. de C.V.
as Borrower,

BANCO INBURSA, S.A.,
INSTITUCIÓN DE BANCA MÚLTIPLE,
GRUPO FINANCIERO INBURSA,
como Lead Arranging Agent and Administrative Agent,

The Financial Entities
listed in Appendix 1 of this Agreement,
as Creditors

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RECITALS	1
CLAUSES	7
FIRST. Definitions	7
SECOND. Loan Facility	19
THIRD. Procedure for Borrowing	20
FOURTH. Commission for Arranging	21
FIFTH. Interest	21
SIXTH. Late Payment	21
SEVENTH. Loan Amortization	22
EIGHT. Early Payments	22
NINTH. Place and Form of Payment	23
TENTH. Affirmative Covenants	24
ELEVENTH. Negative Covenants	28
TWELFTH. Pending Conditions	33
THIRTEEN Events of Default	36
FOURTEEN Illegality; Increase in Costs	39
FIFTEEN Assignment and Participations	41
SIXTEEN. Set-off	44
SEVENTEEN. Credit Information	44
EIGHTEEN. Administrative Agent; Majorities	44
NINETEEN. Enforcement Title	49
TWENTY. Notices	49
TWENTY ONE. Applicable Law	50
TWENTY TWO. Jurisdiction	50
TWENTY THREE. Costs and Expenses	51
TWENTY FOUR. Indemnification	51
TWENTY FIVE. Amendments and Waivers	51
TWENTY SIX. Confidentiality	54
TWENTY SEVEN. Counterparts	54
TWENTY EIGHT. Headings	54
TWENTY NINE. Exhibits	54

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List Of Exhibits And Appendixes

Exhibit “1”                              Creditors

Exhibit “2”                              Commitments

Exhibit “3”                              Accounts of the Borrower

Exhibit “4”                              Hedging Policy

Exhibit “5”                              Note Format

Exhibit “6”                              Compliance Certificate Format

Exhibit “7”                              Secretary’s Certificate Format

Exhibit “8”                              Legal Opinion of the Borrower Opinion

Exhibit “9”                              Responsible Officer Certificate Format

Exhibit “10”                       Assignment and Acceptance Format

Exhibit “11”                       Letter of Authorization of Credit Information

Appendix “A”                List of Litigation

Appendix “B”                Environmental Issues List

Appendix “C”                Borrower’s Subsidiaries List

Appendix “D”                Contracts that Limit the Distribution of Dividends List

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LOAN AGREEMENT (HEREINAFTER THE ‘‘AGREEMENT’’) EXECUTED BY GRUMA, S.A.B. DE C.V. AS BORROWER (THE ‘‘BORROWER’’), BANCO INBURSA, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA, AS ARRANGER LEAD AGENT AND ADMINISTRATIVE AGENT (THE ‘‘AGENT’’) AND THE FINANCIAL ENTITIES LISTED IN APPENDIX ‘‘1’’ OF THIS AGREEMENT AND THOSE BANKS AND INSTITUTIONS THAT IN THE FUTURE ACQUIRE THE CHARACTER OF CREDITOR IN TERMS OF THE PRESENT AGREEMENT (JOINTLY, THE ‘‘CREDITORS’’ AND, EACH ONE AS, A ‘‘CREDITOR’’) AND GOLDMAN SACHS &CO. AND BANCO SANTANDER (MÉXICO), S.A., INSITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER MÉXICO, AS ARRANGER AGENTS (THE ‘‘ARRANGER AGENTS’’), IN ACCORDANCE WITH THE FOLLOWING RECITALS AND CLAUSES:

RECITALS

1.              The Borrower states to the Administrative Agent and to each Creditor in the Maturity Date and on the Borrowing Date, the following:

a.              Corporate Existence and Power: That the Borrower and each of its Subsidiaries:

(i)            (A) in the case of the Borrower, it is a sociedad anónima bursátil de capital variable, organized under laws of the United Mexican States (‘‘Mexico’’), (B) with respect the Subsidiaries organized in accordance with Mexican laws, they are companies duly incorporated and existing under the laws of Mexico, and (C) with respect to the Subsidiaries that are not incorporated under Mexican laws, they are entities duly incorporated and existing in accordance with the laws of the jurisdiction that corresponds;

(ii)           They have all the corporate authority and powers and have all governmental licenses, authorizations, consents and approvals needed to: (A) carry out their commercial operations and to own their Assets, unless the lack of licenses, authorizations, consents and approvals would not be reasonably expected to have a Material Adverse Effect and (B) only with respect of the Creditor, execute, subscribe and complies with all their obligations under this Agreement and the Notes; and

(iii)          Comply with all the Legal Requirements, except in the case that the lack of compliance with these could be reasonably expected to cause a Material Adverse Effect.

b.              Corporate Authorization; Compliance. The Borrower has all the corporate authorizations needed for the execution and compliance with their obligations according to this Agreement and each one of the Loan Documents and the execution and compliance of the same do not:

(i)            breach its social current bylaws.

(ii)           are in conflict or result in a violation or contravention or creation of any Lien or give rise to the acceleration of any right or payment requirement, repurchase or redemption of any obligation nor constitute a default with respect of: (A) any document where any Contractual Obligation that the Borrower is a part to is stated

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or (B) any order, injunction, official letter or decree issued by any Governmental Authority and to which the Borrower or its Assets are subjected to; or

(iii)          breach or will breach any Legal Requirement.

c.               Additional Authorizations. It does not need nor require (including approval for exchange control), consent, exemption, authorization, registry or other procedure, notification or presentation from or before any Governmental Authority or third part for the execution and compliance by the Borrower with the present Agreement or any other Loan Documents or for their enforcement, different from the ones that have been obtained and are current to this date.

d.              Compulsory. This Agreement constitutes, and the other Loan Documents to be executed will constitute, a legal and valid obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except to the extent that said enforceability is limited by applicable concurso mercantil, bankruptcy or insolvency laws or by similar laws that affect creditors’ rights in general or by law principles related to enforceability.

e.               Litigation. Except for what is stated in Appendix ‘A’, in the date of the present Agreement and only in respect of letter (B) immediately below, as revealed by the Borrower in: (i) the financial statements delivered in accordance with Clause Tenth, letter (a); or (ii)  the Borrower’s most recent annual report, whether is it the Form 20-F filed before the Securities and Exchange Commission or the annual report filed before the Mexican Securities and Exchange Commission (Bolsa Mexicana de Valores, S.A.B. de C.V.), there are no pending procedures, suits, trials, claims or disputes, or to the extent of its knowledge, there are no threats thereof nor there are being contemplated in judicial tribunals, of equity or arbitration or before any Governmental Organization, by or against the Borrower nor any of its Material Subsidiaries, that (A) pretend to affect the legality, validity or enforceability of this Agreement or any other Loan Document, or any operation contemplated hereof or thereof: or (B) if its result were to be contrary to the Borrower’s or its Material Subsidiaries’ interests, it could not reasonably be expected to have a Material Adverse Effect.

f.                Financial Information; Material Adverse Effect; Default. (i) The audited consolidated financial statements for the Tax Year ending on December 31, 2012 (of which copies have been delivered to the Administrative Agents and each Creditor) are complete and correct in all relevant aspects, and have been elaborated in accordance with the IFRS and show in the appropriate way, in accordance with the IFRS, the financial situation of the Borrower and its Consolidated Subsidiaries to the date indicated and their results of operations for the Tax Year concluded on December 31, 2012.

(ii) The non-audited consolidated financial statements of the Borrower for the Tax Trimester concluded on March 31, 2013 (of which copies have been delivered to the Administrative Agent and each Creditor) are complete and correct in all relevant aspects, and have been

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elaborated in accordance with the IFRS and show in the appropriate way, in accordance with the IFRS, the financial situation of the Borrower and its Consolidated Subsidiaries to the date indicated and their results of operations for the period covered by them, subject to the absence of notes on the financial statements and resulting adjustments of the annual audit.

(iii) From the date of the last audited annual financial statements, no events or circumstances have arisen that, individually or jointly, have had or could reasonably be expected to have a Material Adverse Effect.

(iv) On the Maturity Date and Borrowing Date, the Borrower nor any of its Material Subsidiaries are in default under or in respect to any Contractual Obligation in respect of which, jointly or individually, could reasonably be expected to have a Material Adverse Effect or that gave rise to, if said default had occurred after the Maturity Date or Borrowing Date, to an Event of Default under Clause Thirteen, letter (a)(v) of this Agreement.

g.               Pari Passu. The Borrower’s payment obligations under the present Agreement and other Loan Documents (including, without limitation, the Notes) constitute unconditional and unsubordinated obligations of the Borrower and have and will have at any moment when at least the same preference of payment (pari passu) than its other unguaranteed debt, present or future (with the exception of those payment obligations that have preference in accordance with the applicable legislation).

h.              Taxes. The Borrower and its Material Subsidiaries have presented in time and form all returns and reports required under Mexican laws and have paid in a timely fashion all taxes, contributions, fines and any other governmental charges that have been assessed for them or with which they or their assets have been lodged with, including fines and related charges, debt and payable, except for (i) those that were challenged in good faith through the right proceedings and to which the necessary reserves were made in accordance with the IFRS, in that case; and (ii) those that if not paid, individually or jointly, would not be reasonably expected to have a Material Adverse Effect.

i.                  Environmental Issues. (i) The Borrower and its Subsidiaries’ ordinary operations comply, in all relevant aspects, with the applicable Environmental Laws, except for the matters listed in Appendix ‘B’ and except for those that if not complied with, individually or jointly, couldn’t be reasonably expected to have a Material Adverse Effect.

(ii)  The Borrower and its Subsidiaries have obtained all environmental permits, of health and security needed or required for their operations, all these permits are currently in force and the Borrower and its Subsidiaries comply with the relevant terms and conditions of such permits, except for those listed in Appendix ‘B’ and except for those that if not complied with, individually or jointly, couldn’t be reasonably expected to have a Material Adverse Effect.

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(iii) As far as its knowledge goes, after a reasonable investigation, no Asset property owned by the Borrower or any of its Subsidiaries, or operated by them, currently or in the past (including ground, subterraneous water, superficial water, constructions or other structures) has been contaminated with any substance that could reasonably be expected to require investigation or remedying under any Environmental Law nor it has incurred in any liability for the emission of substances in third parties’ property except for those that individually or jointly couldn’t be reasonably expected to have a Material Adverse Effect; and

(iv) The Borrower nor any Subsidiary has received any notice, requirement, claim or application for information indicating that they could have contravened or be subject to liability under any Environmental Law or subject to any judgment, decree, injunction or any other type of agreement with any Governmental Authority in relation with any Environmental Law except for what is listed in Appendix B or except for those that individually or jointly could not be reasonably expected to have a Material Adverse Effect.

(j) Compliance with Social Security Legislation, etc. The Borrower and its Material Subsidiaries comply with all Legal Requirements regarding social security, except to the extent that the noncompliance with these could not be reasonably expected to have a Material Adverse Effect.

(k) Assets; Patents; Licenses; Etc. (i) The Borrower and its Subsidiaries have the deed or a valid leasing agreement in respect of all Assets that are reasonably necessary or utilized in the ordinary course of business or that is relevant to said businesses, except to the extent that the lack of said deed or valid leasing agreement, individually or jointly, could not be reasonably expected to have a Material Adverse Effect.

(ii) The Borrower and its Subsidiaries are owners or have licenses or have right to utilize all registered brands, registered names, copyrights, patents, contractual franchises, licenses, authorizations, other intellectual property or other rights that are reasonably necessary for the course of business, without conflict with other Person’s rights, except to the extent that the lack of said licenses or rights, individually or jointly, could not be reasonably expected to have a Material Relevant Effect.

(iii) The Borrower and its Subsidiaries have insurance policies with solid, responsible and renowned insurance companies, in the amounts and hedges that are usually gotten by renowned companies involved in similar businesses and that operate and/or possess similar assets to those that are owned and/or are operated by the Borrower or by any Subsidiary, as the case may be, in the same general areas in which the Borrower and/or the Subsidiary possess and/or operates its assets, in accordance with common industrial practices, except to the extent that the lack of said insurance policies, individually or jointly, could not be reasonably expected to have a Material Adverse Effect.

(l) Subsidiaries. (i) A complete and correct list of the Borrower’s Material Subsidiaries to the Maturity Date, showing their name, jurisdiction of their incorporation and percentage of shares, that are owned by the Borrower and each Material Subsidiary is found on Appendix ‘C’ of this Agreement.

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(ii) A list of all contracts and agreements that in their terms, expressly prohibit or limit the payment of dividends or other distributions to the Borrower by the Material Subsidiaries or the granting of Loans to the Borrower by a Material Subsidiary is found in Appendix ‘‘D’’, save for those agreements and contracts that were executed after the Closing Date and that were permitted by the Eleventh Clause, letter (e).

(m) Acts of Commerce. The Borrower’s obligations under the present Agreement and the Notes are of commercial nature and are subject to the civil and commercial laws, and the subscription and compliance of the present Agreement constitute private acts of commerce, not public or of the government and the Borrower is subject to litigation with respect to its obligations pursuant to the present Agreement.

(n) Legal Form. The present Agreement, and the Notes, once signed and delivered, will have sufficient legal form to demand the Borrower’s compliance in accordance with Mexican laws.

(o) Total Disclosure. All written information that is not to be utilized in the future that was delivered by the Borrower to the Administrative Agent or any other Creditor for purposes of or in relation to the present Agreement is, and all said information that is delivered in the future by the Borrower to the Administrative Agent or any other Creditor will be, true and correct in all relevant aspects to the date in which said information is generated as indicated in the document delivered. All written information, to be used in the future, delivered to the Administrative Agent or to the Creditors has been prepared in good faith, based on scenarios considered as reasonable by the Borrower. The Borrower has informed the Administrative Agent and the Creditors, in writing, all the known facts and considered to reasonably be expected to have a Material Adverse Effect.

(p) Loan Destination. The Borrower will use the Loan funds (as this term is subsequently defined) only for the refinancing of the Refinanced Debt (as this term is subsequently defined); in the understanding that, the Creditors will not be liable for the destination to which the funds are applied.

(q) Representation. The Borrower’s attorney-in-fact who appears to the execution of the present Agreement and other Loan Documents, has sufficient authority to bind it in the terms of the Loan Documents (including, without limitation, the Notes), and such authorities have not been revoked or limited, in any form, to the execution date of the present Agreement.

(r) Existence of the Administrative Agent. The existence of the Administrative Agent is expressly recognized, as well as its legal capacity to act as Administrative Agent in representation and benefit of the Creditors in the execution of the present Agreement and the capacity and authorities of its attorney-in-fact to sign the present Agreement.

II. The Agent states that:

(a)         It is a financial institution incorporated in accordance with Mexican laws, authorized under its corporate purpose to execute the present Agreement.

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(b)         Its attorney(s)-in-fact have enough power to compel it in the terms of this Agreement and Loan Documents, and such powers have not been revoked, limited, in any way, to the execution date of the present Agreement.

III. Each Creditor states that:

(a)         It is a financial institution incorporated in accordance with Mexican laws, authorized under its corporate purpose to execute the present Agreement.

(b)         Its attorney(s)-in-fact have enough power to compel it in the terms of this Agreement and Loan Documents, and such powers have not been revoked, limited, in any way, to the execution date of the present Agreement.

(c)          It expressly recognizes the existence of the Administrative Agent and its legal capacity to act as Administrative Agent in representation and benefit of the Creditors in the execution of the present Agreement and the capacity and authorities of its attorney-in —fact to sign the present Agreement.

Pursuant to the foregoing, the parties agree to the following:

CLAUSES

FIRST. Definitions. (a) The following terms that are utilized in capital letters in the present Agreement, have the definitions indicated below (all terms in this First Clause and other provisions that are used in a singular form in this Agreement will have the same meaning when in plural and vice versa):

‘‘Affiliate’’ means, as to any Person, any other Person which, directly or indirectly, through one or more intermediaries, is in Control of, is Controlled by, or is under common Control with, such Person.

‘‘Agent’’ or ‘‘Administrative Agent’’ has the meaning provided in the heading of this Agreement.

‘‘Agent’s Account’’ means account No. 50018760903, CLABE No. 036580500187609033, that the Administrative Agent maintains with Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa or any other account that the Administrative Agent notifies in writing in substitution to said account.

‘‘Agreement’’ has the meaning provided in the heading of this Agreement.

‘‘Applicable Margin’’ means the rate (expressed in base points (bps)) that will be added to the TIIE Rate on the total amount disposed of during the validity of this Agreement and that is calculated in accordance with the variations in the Leverage Ratio in accordance with the following:

Leverage Ratio	< = 2.0x	>2.0x to <=2.5x	>2.5x to <=3.0x	>3.0x to <=3.5x	>3.5x to <=4.0x	<4.0x to <=4.5x	>4.5x to <=4.75x
Applicable Margin (in pbs)	162.5	175.0	200.0	212.5	225.0	237.5	262.5

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‘‘Arranging Agents’’ means Goldman Sachs & Co. and Banco Santander (Mexico), S.A., Institución de Banca Múltiple, Grupo Financiero Santander Mexico.

‘‘Asset’’ means any asset, income or any other tangible or intangible good, including the right of receiving income.

‘‘Assignee’’ has the meaning provided in Clause Fifteen, letter (a) of this Agreement.

‘‘Assignment and Acceptance’’ has the meaning provided in Clause Fifteen, letter (a) of this Agreement.

‘‘Borrower’’ has the meaning provided in the heading of this Agreement.

‘‘Borrower’s Account’’ means the bank account that the Borrower maintains with Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa and that is specified in the document enclosed to the present Agreement as Exhibit ‘‘3’’.

‘‘Borrowing’’ means the disbursement of the Loan made by Creditors, through the Administrative Agent, in favor of the Borrower.

‘‘Borrowing Date’’ has the meaning set forth on Clause Third, letter (a), of this Agreement.

‘‘Business Day’’ means, any day in which commercial banks in Mexico City, Distrito Federal, Mexico, carry out their operations and are not authorized to close down. Notwithstanding the foregoing, for purposes of this Agreement, Saturdays, Sundays and December 31st of every year, will not be considered as a Business Day.

‘‘Capital Investments’’ means, to any period, without duplicity, any expense of the Borrower and its Subsidiaries made in order to acquire fixed assets or capital assets related to the Borrower’s Core Business that, in accordance with the IFRS, would be classified as capital investments.

‘‘Cash Equivalents’’ means, on any date: (i) any direct obligation of (or guaranteed unconditionally by) the United States of America or a State of this country, or any country of the Organization for Economic Cooperation and Development or any other foreign government in the country where the Borrower or any of its Subsidiaries carry out operations or could carry out operations in that moment, (or any agency or political subdivision of the same, as long as said obligation is supported by good faith and credit of ht the United States of America or a State of this country, or any country of the Organization for Economic Cooperation and Development or any other foreign government in the country where the Borrower or any of its Subsidiaries carry out operations or could carry out operations in that moment) and which maturity is not later than a year after; (ii) commercial paper maturing not more than 270 days form the date of issuance, which is issued by any of the following: (A) any corporation rated A-1 or higher by S&P or P-1 or higher by Moody’s, or any Creditor (or its controlling company); or (B) any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by any bank which has: (1) a credit rating of A2 or higher according to Moody’s or A or higher according to S&S, and (2) a combined capital and surplus greater than US$500,000,000 (five hundred million Dollars 00/100).

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‘‘Closing Date’’ means the date, in or after June 10, 2013, in which the Administrative Agent notifies the Borrower that all specified conditions in letter (a) of Clause Twelfth have been complied with or are considered complied with.

‘‘Commitment’’ means, with respect to each Creditor, the obligation of such Creditor to grant the Loan for a principal amount that will not exceed the amount set forth opposite its name in Exhibit’’2’’ of this Agreement.

“Consolidated EBITDA” means, for any Measurement Period, for the Borrower and its Consolidated Subsidiaries, an amount equal to the sum, without duplication, to the sum of: (i) consolidated operating income; and (ii) the amount of depreciation and amortization expense deducted during such Measurement Period in determining such consolidated operating income, in each case determined in accordance with the IFRS/NIIF.

(b) Every accountability term not expressly defined in this Agreement and all the financial information that the Borrower or any other Person has to deliver in accordance with this Agreement, will be interpreted, prepared and, in the case of, will be consolidated in accordance with the NIIF/IFRS.

(c) Every reference made to this Agreement to any clause, subsection, paragraph, exhibit or similar, will be construed as a reference to a clause, subsection, paragraph, exhibit or similar of this Agreement, unless it expressly established that said clause, subsection, paragraph, exhibit or similar refers to another document.

‘‘Consolidated Equity’’ means, at any moment, all quantities that in accordance with the IFRS must be included in the equity in the Borrower’s and its Subsidiaries’ consolidated balance sheet.

‘‘Consolidated Financial Expenses’’ means, to any Measurement Period in respect of the Borrower and its Consolidated Subsidiaries, the sum of: (i) all interests, prime payments, commissions, charges and expenses related to the Borrower and its Consolidated Subsidiaries related to money taken on loan (including capitalized interests) or related to the deferred purchase price of assets, as long as in all cases they are treated as interests in accordance with the IFRS; and (ii) the part of the expenses for Borrower and its Consolidated Subsidiaries’ lease, in respect to said period, under capital or financial leases that is treated as interest in accordance with the IFRS.

“Consolidated Subsidiaries” means, with respect to the Borrower, any Subsidiary or other entity which accounts, under the IFRS, are consolidated with the Borrower’s in the consolidated financial statements of the Borrower; and at any date with respect to any Person, any Subsidiary or other Entity which accounts are consolidated with such Person’s in the consolidated financial statements of such Person as of that date.

‘‘Contractual Obligation’’ means, in respect to any Person, any deal, contract, agreement, of which said Person is part of, or through which this or its Assets were compromised or obliged.

‘‘Control’’ means, the capacity to determine the administration and policies of a Person, directly or indirectly, whether it is through shares with voting rights, by contract or any other form.

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‘‘Core Business’’ means, in respect of the Borrower and its Subsidiaries, the production and distribution of corn flour, the production and distribution of tortillas and other related products, the production and distribution of wheat flour and any other business related with foods in which the Borrower and its Subsidiaries are involved in periodically, or could be involved in, or auxiliary businesses of these or for the support of the foregoing.

‘‘Corporate Capital’’ means, shares, ownership interests, or similar instruments (regardless of its denomination), representative of a company’s social capital, as well as any Person’s participation (different from a company) and any and all optional warrant, rights or options of purchase of the above.

‘‘Creditor’’ or ‘‘Creditors’’ has the meaning provided in the heading of this Agreement.

‘‘Default’’ means any event, act or situation that through notification or with the pass of time, or both, would constitute (if not cured, dispensed or otherwise remedied) an Event of Default.

“Disposition” means the sale, transfer, license or other disposition of properties (including any sale and leaseback transaction) of any Asset by any Person, other than in the ordinary course of business, including any sale, assignment, transfer or any other disposition with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, however, that any financing involving, or secured by, the future sale of accounts receivable (or any similar financing transaction) will not be considered to be a sale or disposition in the ordinary course of business.

‘‘Early Payment’’ has the meaning set forth on Clause Eight, letter (a), of this Agreement.

‘‘Eligible Assignee’’ means (i) a Creditor; (ii) an Affiliate and/or Subsidiary of a Creditor in the extent that such Person, from the subscription of an Assignment and Acceptance has the right to receive additional quantities under the terms of Clause Ninth letter (b)(i), in an amount that does not exceed the quantities that the assignor would have had the right to receive if the assignee has been a Foreign Financial Institution or a Mexican Financial Institution; (iii) a Foreign Financial Institution; (iv) an Export Credit Agency; (v) a Mexican Financial Institution; or (vi) any other Person different from the natural Person, approved by the Creditor to its absolute discretion; provided that, regardless of the above, the ‘‘Eligible Assignee’’ will not include the Borrower nor any of its Subsidiaries or Affiliates of such.

‘‘Environmental Laws’’ means any law, regulation, order, statute, norm, code, injunction, judgment, decree or agreement applicable to the Borrower or any of its subsidiaries issued, promulgated or entered into by or with any Governmental Authority related to the contamination or environmental protection, environmental treatment, storage, disposal, liberation or threat of liberating or handling of hazardous materials, including, but not limited to the Ley General de Equilibrio Ecológico y Protección al Ambiente, the Ley General para la Gestión Integral de Residuos Peligrosos, the technical norms issued under the same, as well as any other State laws, rules and regulations related to environmental matters and any specific agreement of the Borrower or any of its Subsidiaries entered into with the corresponding authorities which include obligations related to environmental matters.

‘‘Event of Default’’ has the meaning set forth on Clause Thirteen of this Agreement.

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‘‘Export Credit Agency’’ means an official non-Mexican Financial Institution for the promotion of exports duly registered in Book I (Libro I) Section 5 (Sección 5) of the Foreign Banks, Financial Entities, Pension and Retirement Funds and Investment Funds Registry (Registro de Bancos, Entidades de Financiamiento, Fondos de Pensiones y Jubilaciones y Fondos de Inversión del Extranjero) of the Ministry of Finance (Secretaría de Hacienda y Crédito Público) for purposes of Rule II.3.9.1 of the Resolución Miscelanea Fiscal for the year 2013 and Article 196-II of the Mexican Income Tax Law (or any successor provision).

“Fiscal Quarter” means a period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31 of each year.

‘‘Foreign Financial Institution’’ means a Borrower or a non-Mexican Financial Institution: (i) registered in Book I (Libro I), Section 1 (Sección 1) or Section 2 (Sección 2) of the Foreign Banks, Financial Entities, Pension and Retirement Funds and Investment Funds Registry (Registro de Bancos, Entidades de Financiamiento, Fondos de Pensiones y Jubilaciones y Fondos de Inversión del Extranjero) maintained by the Ministry of Finance for purposes of Rule II.3.9.1 of the Resolución Miscelánea Fiscal for the year 2013 and Article 195-I of the Ley del Impuesto Sobre la Renta (or any successor provisions thereof), (ii) which is a resident (or, if such entity is lending through a branch or agency, the principal office of which is a resident) for tax purposes in a jurisdiction with which Mexico has entered into a treaty for the avoidance of double-taxation which is in effect, and (iii) which is the effective beneficiary (beneficiario efectivo) of any interest paid hereunder.

‘‘Gimsa’’ means Grupo Industrial Maseca, S.A.B. de C.V.

‘‘Governmental Authority’’ means, any of the executive, legislative or judicial branches, regardless of the form they are acting, whether federal, state or municipal, any government agency, body, decentralized agency or equivalent entity or any state , department or other political subdivision of the same, or any governmental organism (including any central bank or tax authority) or any entity (including any court) exercising government functions, executive, legislative, judicial, domestic or foreign.

‘‘Guaranty Obligation’’ means, as to any Person: (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including an aval and any obligation of such Person, direct or indirect, (A) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (B) to purchase or lease property, securities or services for the purpose of assuring the oblige in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (C) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or (D) entered into for the purpose of assuring in any other manner the obliges in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obliges against loss in respect thereof (in whole or in part), or (ii) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person; provided that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related main obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

TRANSLATION FOR INFORMATION PURPOSES ONLY

“Hedging Transaction” means (i) any and all derivative transactions, interest rate swap transactions, variable rate swaps, derivative credit transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, swap options, forward purchase transactions, future transactions or any other similar transactions or option or any other transactions involving or settled by reference to one or more rates, currencies, commodities, equity or debt instruments or securities or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

‘‘IFRS’’ means the International Financial Reporting Standards issued by the International Accounting Standards Board (IASB).

‘‘Indebtedness’’ or ‘‘Debt’’ means, in respect of any Person, in any date and without duplicity:

(i) any obligation of such Person in respect of money taken in loan, and any obligation of such Person documented by bonds, notes, obligations or similar instruments;

(ii) any obligation of such Person in respect of a lease or lease with option to purchase that, in accordance with the IFRS (or, in the case of Persons constituted under the laws of any State in the United States of America, the accounting principles generally accepted in the United States or ‘‘US GAAP’’), is considered as a financial or capital lease;

(iii) any third party indebtedness guaranteed by a Lien over any asset of said Person, whether such Person accepts said indebtedness or not;

(iv) any obligation of said Person to pay the deferred purchase price of fixed assets or services if such deferral extends over a period that exceeds more than 60 (sixty) days;

(v) all Guaranteed Obligations in charge of the Borrower regarding third party obligations that are not related with the Borrower’s Core Business to the present date;

notwithstanding the above, the following obligations will be expressly excluded from the definition of the term Indebtedness: (i) accounts payable to suppliers, including any obligation in respect of letters of credit that were issued for the payment accounts payable to suppliers; (ii) accrued expenses and payable in the ordinary course of business; (iii) advance payments and deposits received from clients in the ordinary course of business; and (iv) obligations for ad valorem taxes, value-added taxes, or any other tax or governmental charge.

TRANSLATION FOR INFORMATION PURPOSES ONLY

‘‘Indemnity Obligation’’ has the meaning set forth on clause Twenty Fourth of this Agreement.

‘‘Interest Coverage Ratio’’ means as of the last day of the Tax Trimester, the ratio of: (i) the Consolidated UAFIDA by (ii) the Consolidated Financial Expenses, determined for the relevant Measurement Period.

‘‘Interest Payment Date’’ has the meaning set forth Clause Fifth, letter (b), of this Agreement.

‘‘Interest Period’’ means each quarterly period based on which the interest accrued by the principal amount will be calculated, in the understanding that, (i) the first Interest Period shall begin on (and include) the Borrowing Date and shall end on (excluding) the last Business Day of the third calendar month following the month on which the Borrowing was made; (ii) each subsequent Interest Period shall being (and include) the last day of the immediately preceding Interest Period and shall end on (excluding) the last Business Day of the corresponding subsequent calendar month; and (iii) no Interest Period shall be extended longer than the Maturity Date.

‘‘Interest Rate’’ has the meaning set forth on Clause Fifth, letter (a), of this Agreement.

‘‘Investments’’ means, in respect to any Person, any acquisition or investment made by said Person through: (i) the purchase or acquisition of Corporate Capital or other securities belonging to another Person, (ii) a loan, advance payment or contribution of capital to, guaranty or debt of, or the purchase or acquisition of any other debt or share capital in, other Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or acquisition of all or a substantial portion of the business or Assets of any Person or the assets of any Person that constitute a business unit or division. For purposes of this Agreement, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

‘‘ Late Interest Rate’’ has the meaning set forth on Clause Sixth of this Agreement.

‘‘Legal Requirement’’  means, respect of any Person, any law, treaty, rules, regulation or order, decree or other determination by an arbitrator, court or any Governmental Authority, including any Environmental Law, that for every case it is applicable and binding for such Person or any of its assets or respect of which said Person or its assets are bound.

‘‘Leverage Ratio’’ means, the closing of the last Tax Trimester, the ratio of: (i) the Total Bank Debt as of the last day of said Tax Trimester by (ii) the Borrower’s and its Consolidated Subsidiaries’ Consolidated UAFIDA determined for the corresponding Period of Measure.

‘‘Lien’’ means, in relation to any Asset, any mortgage, pledge, charge, guaranty, affectation, limited domain or lien of any kind in respect to said Asset.

‘‘Loan’’ means, the term loan that the Creditors jointly or each individually in accordance with their Commitment, will make available to the Borrower in accordance with the present Agreement.

‘‘Loan Documents’’ means, this Agreement, the Notes, as well as any other document executed and/or given in relation with or in accordance with this Agreement, including, as the case may be, it’s amendments, supplements or additions.

TRANSLATION FOR INFORMATION PURPOSES ONLY

‘‘Majority of Creditors’’ means the Creditors that are holders of at least 51% (fifty one percent) of the unpaid balance of the Loan.

‘‘Material Adverse Effect’’ means a chance, condition or event in the operations, projects, business, assets, liabilities (actual or contingent), goods, responsibilities or in the condition (financial or any other type) or the results of the Borrower’s operations and its Subsidiaries takes as a whole that affects in a material way: (i) the Borrower’s capacity to comply with its obligations under any Loan Document; (ii) the legality, validity, compulsory or enforceability against the Borrower on any Loan Document; or (iii) the rights and legal resources of the Administrative Agent or the Creditors in accordance with Loan Documents.

“Material Subsidiary” means, at any time, any Subsidiary of the Company that meets any of the following conditions:

(i)            The Borrower’s and its Subsidiaries’ investments in or advances to such Subsidiary exceed 10% of the total assets of the Borrower and its Consolidated Subsidiaries as of the end of the Borrower’s most recently completed Fiscal Year; or

(ii)           The Borrower’s and its Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Subsidiary exceeds 10% (ten percent) of the total assets of the Borrower and its Consolidated Subsidiaries as of the end of the Borrower’s most recently completed Fiscal Year;

(iii)          The Borrower’s and its Subsidiaries’ equity in the earnings before income tax and employees statutory profit sharing of such Subsidiary exceeds 10% of such earnings of the Borrower and its Consolidated Subsidiaries as of the end of the Borrower’s most recently completed Fiscal Year, all as calculated by reference to the then latest audited financial statements (or consolidated financial statements, as the case may be) of such Subsidiary and the then latest audited consolidated financial statements of the Borrower and its Subsidiaries;

Provided that, notwithstanding the foregoing, the Venezuelan Subsidiaries shall not be considered Material Subsidiaries.

‘‘Maturity Date’’ means June 10, 2018.

‘‘Measurement Period’’ means any period of four (4) of the Borrower’s consecutive Tax Quarters, ending with the last completed Tax Trimester, taken as an accountable period.

‘‘Mexican Financial Institution’’ means a credit institution established and existing under the laws of Mexico and duly authorized to conduct credit operations in Mexico by the Ministry of Finance.

‘‘Mexico’’ has the meaning set forth on Declaration I letter (a)(i) of this Agreement.

‘‘Moody’s’’ means Moody’s Investors Services, Inc.

‘‘Note’’ or ‘‘Notes’’ has the meaning set forth on Clause Third, letter (d), of this Agreement.

‘‘Originating Creditor’’ has the meaning provided in Clause Fifteen, letter (e) of this Agreement.

‘‘Participant’’ has the meaning set forth on Clause Fifteen, letter (e) of this Agreement.

TRANSLATION FOR INFORMATION PURPOSES ONLY

‘‘Payment Date’’ has the meaning set forth on Clause on Clause Seventh of this Agreement.

“Permitted Hedging Transaction” means any Hedging Transaction that (i) is not for speculative purposes and was not entered into and is not being maintained with the aim of obtaining profits based on changing market values; (ii) is based on or associated with the underlying value of a product, instrument, security, commodity, interest rate, currency, index or measure of risk or value that is used by the Borrower or any of its Subsidiaries in the ordinary course of business; And (iii) is in compliance with the Hedging Policy.

‘‘Person’’ means a natural or legal person, company, business trust or any other trust that has been intended to operate

‘‘Peso’’, ‘‘$’’ or ‘‘Pesos’’ means the legal currency in Mexico.

‘‘Refinanced Debt’’ means (i) the Debt under the note with maturity date of 12 June 2013, in favour of Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, for a principal amount of USD$100,000,000.00 (one hundred million Dollars 00/100), and (ii) the Debt under the Bridge Loan Agreement dated 13 December, 2012 (as modified or supplemented), in favor of Goldman Sachs Bank USA and Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander México, for a principal amount of USD$300,000,000.00 (three hundred million Dollars 00/100).

‘‘Registry’’ has the meaning set forth on Clause Fifteen, letter (c), of this Agreement.

‘‘Responsible Officer’’  means, in respect of any Person, the CEO, CFO, Treasurer or any other officer with a similar or equivalent position.

‘‘Restricted Payment’’ means in relation to any Person (i) any dividend or other distribution (whether is cash, securities or other Assets) declared in favor of the holders of shares representative of the Borrower’s Social Capital or any of its Subsidiaries’ Social Capital; and (ii) any payment (whether in cash, securities, or other Assets), including any amortization fund or similar deposit, purchase, redemption, retirement, acquisition, cancellation of representative shares of the Borrower’s or any of its Subsidiaries’ Social Capital or in relation to any option or any other right to acquire any of said representative shares of the Social Capital on said Person.

‘‘S&P’’ means Standard & Poor’s.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust, estate, or other entity of which more than 50% of (a) in case of a corporation, the issued and outstanding shares of the voting Corporate Capital, (b) in case of a limited liability company, partnership, or joint venture, the ownership interests or stake in the stock or profits of such limited liability company, partnership, or joint venture, or (c) in case of a trust or similar figure, the right to participate in the assets of the same, in that moment, directly or indirectly, owned, or controlled by, (i) such Person, (ii) such Person and one or more of its Subsidiaries, or (iii) one or more of the Subsidiaries of such Person.

‘‘Taxes’’ has the meaning set forth on Clause Ninth, letter (b)(i) of this Agreement.

TRANSLATION FOR INFORMATION PURPOSES ONLY

‘‘Tax Year’’ means any period starting on January 1 and ending on December 31 of every calendar year.

‘‘TIIE Rate’’ means, for every Interest Period, the Tasa de Interés Interbancaria de Equilibrio within 91 (ninety-one) days, published by the Mexican Central Bank (Banco de Mexico) in the Official Federation Gazette (Diario Oficial de la Federación) on the first day of the corresponding Interest Period; provided that, in case that the first day of the Interest Period is not a Business Day, the TIIE Rate will be the one published on the immediate previous Business Day to the initial date of said Interest Period or on the closest Business Day.

In case the Mexican Central Bank (Banco de México) stops publishing the quoting of the TIIE Rate, whether temporary or definitively, in the Interest Rate will be calculated based on the one the Mexican Central Bank (Banco de México) determines as substitute for the TIIE Rate. In the event the Mexican Central Bank (Banco de México) doesn’t publish a rate that substitutes the TIIE Rate, the Creditors and the Borrower will determine, in good faith, and by mutual agreement and in writing, the corresponding substituting rate, provided that:

i.                  During the period comprehended between the date on which said quoting stops being published and the date on which the substitute rate is published, the TIIE Rate is published again or the parties agree upon the substitute rate , the principal unpaid amount of the Loan will bear interests at the Interest Rate that was applicable during the last Interest Period;

ii.               If the TIIE Rate stops being published for a period longer than 91 (ninety one) natural days without the Mexican Central Bank (Banco de México) publishing a substitute rate and the Creditors and Borrower doesn’t reach an agreement in respect of the substitute rate within said period, the substitute rate will be the market rate indicated by the Creditors that establishes a similar financial cost to the TIIE Rate and that will be notified in writing to the Borrower, plus the Applicable Margin; and

iii.            Any substitute rate determined in accordance with subsections (i) and (ii) above will stop being applicable starting on the following Interest Period on the date on which the Mexican Central Bank (Banco de México) publishes the TIIE Rate or rate that will substitute it.

‘‘Total Funded Debt’’ means, at any time, on a consolidated basis and without duplication, the outstanding principal balance of all debt with respect to money borrowed by the Borrower and its Consolidated Subsidiaries and by the Borrower´s guaranty obligations of third party obligations not related with the Borrower’s Core Business.

‘‘USD$’’ or ‘‘Dollars’’ mean American dollars, legal currency in the United States of America.

‘‘Venezuelan Subsidiaries’’ means (i) Derivados de Maiz Seleccionado, S.A. and Molinos Nacionales, C.A., together with their respective direct and indirect Subsidiaries and (ii) any of Subsidiary of the Borrower that is constituted after the date of this Agreement if said new Subsidiary is constituted under laws of the Republic of Venezuela.

TRANSLATION FOR INFORMATION PURPOSES ONLY

SECOND. Loan Facility (a) Loan. Subject to the terms and conditions convened in this Agreement, the Creditors agree to make available to the Borrower a total amount that will not exceed $2,300,000,000.00 (two thousand three hundred million Pesos 00/100 M.N.), amount that does not include the interest, fees and costs generated in relation to the Loan. The Loan amounts disposed of in accordance with Clause Third and paid (totally or partially) by or on behalf of the Borrower, cannot be disposed of again by the Borrower.

Subject to compliance by the Borrower of the conditions established on Clause Twelfth of this Agreement, each of the Creditors will be bound to give the proportional part of the Loan that corresponds according to its Commitment, up to an amount that will not exceed the amount of its Commitment in accordance with what is established in Exhibit “2” of this Agreement.

THIRD. Procedure for Borrowing.

(a)         Borrowing Term. Starting on the Closing Date, the Borrower will have 15 (fifteen) days to request the reimbursement of the Loan in one single Borrowing under the present Agreement (the “Borrowing Term”). The Borrowing will be made in any Business Day during the Borrowing Term (the ‘‘Borrowing Date’’).

(b)         Borrowing Request. The Borrowing under the Loan will be made through a written request subscribed by the Borrower (the “Borrowing Notice”) and delivered to the Administrative Agent before the 13:00 hours (Mexico City time) at least two (2) Business Days before the Borrowing Date, and during which it is specified, at least, (i) the amount of the Borrowing, which should not exceed the equivalent amount to the sum of Commitments, and (ii) the Borrowing Date, which should be a Business Day.

(c)          Borrowing. The Creditors’ obligation to make the Borrowing under the present Agreement is subject to compliance with each and every one of the conditions established on Clause Twelfth of this Agreement; provided that, in case that the Borrowing Date has not occurred on the maturity of the Borrowing Term at the latest, the Creditor’s obligation to make available to the Borrower the Loan will end immediately and starting then no obligation of the Creditors will exist in accordance with this Agreement or the Loan Documents. Each Creditor will make the Borrowing in a proportional way up to the amount corresponding to its Commitment.

(d)         Notes. The Borrowing will be made against the delivery by the Borrower to each of the Creditors, of a Note subscribed by the Borrower, as a debtor, substantially in the format contained on Exhibit ‘‘5’’ of this Agreement (a ‘‘Note’’). The parties agree that any discrepancy between what is stated in this Agreement and what is stated in any of the Notes, it will prevail what is stated in this Agreement, provided that, in their case, the Creditors will be able to request from the Borrower the substitution of the Notes that reflect the terms of this Agreement.

(e)          Disbursement of Resources. Once the Administrative Agent received the Borrowing Notice, it shall immediately give notice to all Creditors of the receipt of said Borrowing Notice and the amount of said Borrowing that corresponds to each Creditor in proportion to its Commitment. Each Creditor will deposit the amounts that correspond in said Borrowing in accordance to its Commitment in the Account of the Agent before 12:00 hours (Mexico City time) in the Borrowing Date, so the Agent deposits said funds in the Borrowing Date to the Borrower’s Account.

TRANSLATION FOR INFORMATION PURPOSES ONLY

No Creditor or the Administrative Agent will be responsible for the non-compliance of any other Creditor of granting its Loan in accordance to its Commitment, and no Creditor will have an obligation before the Administrative Agent or any other Creditor for the incompliance of the Creditor failing in the granting of its Loan, in accordance to its Commitment. In the case that any Creditor does not participate in a timely manner in the granting of the Loan that corresponds to it in accordance with its Commitment on the Borrowing Date and said incompliance continues until 12:00 p.m. (Mexico City time) of the Business Day following the Borrowing Date, said failed Creditor will be responsible for any costs, losses and expenses in which the Administrative Agent and the other Creditors incur for the delay or non-disbursement of the Borrowing.

FOURTH. Arranging Commission. The Borrower undertakes to pay to the Administrative Agent, an arranging commission equivalent to 0.75% (cero point seventy five percent) on the total amount of the Loan, wholly payable on the Borrowing Date. In its case, the Administrative Agent will have to deliver to each Creditor the percentage of the commission that corresponds to each one of the Creditors in accordance with the amount of their Commitment, according to what is established in Exhibit “2” of this Agreement. Said commission will be paid adding the corresponding value added tax, in its case.

FIFTH. Interest. (a) The Borrower will pay to the Creditors, without need of previous requirement, ordinary interest over the principal amount of the Loan during each Interest Period, starting on the Borrowing Date until the Loan’s outstanding balance is paid in full, at an annual interest rate equivalent to the TIIE Rate applicable to each Interest Period, plus the Applicable Margin (the “Interest Rate”).

(b) The interest will be payable on the last Business Day of each Interest Period (each one, a “Interest Payment Date”); provided that, the last Interest Payment Date shall occur on the Maturity Date.

(c) The ordinary interest accrued in accordance with this Agreement, will be calculated by the days effectively elapsed over the base of a year of 360 (three hundred and sixty) days, including the first of said days but excluding the last.

SIXTH. Late Payment. In case of default in the payment of any amount payable according to this Agreement or the Notes (excepting ordinary interest), late interest will accrue on the late an unpaid amount from the date in which said payment should have been made until its full payment, to an annual rate equal to the Interest Rate applicable during the period in which the default occurs and continues, multiplied by 1.5 (one point five) (the “Late Interest Rate”).

To determine the late interest, the applicable Late Interest Rate will be divided by three hundred and sixty (360) and the result will apply to the unpaid and late balance, resulting in the late interest of every day that the Borrower obliges to pay at sight.

SEVENTH. Loan Amortization. The Borrower will pay the Creditors the principal amount of the Loan in 8 (eight) semi-annual and subsequent amortizations on the Interest Payment date of the corresponding month in accordance with the following amortization calendar (each, a “Principal Payment Date”):

Principal Payment Date	Amortization Amount
December 10, 2014	$115,000,000.00
June 10, 2015	$115,000,000.00
December 10, 2015	$115,000,000.00

TRANSLATION FOR INFORMATION PURPOSES ONLY

June 10, 2016	$172,500,000.00
December 10, 2016	$172,500,000.00
June 10, 2017	$172,500,000.00
December 10, 2017	$172,500,000.00
Maturity Date	Outstanding Balance of the Loan

EIGHT. Early Payments.

(a)         The Borrower may pay in advance, wholly or partially, the outstanding balance of the Loan (each, an “Early Payment”), plus any interest that has been accrued to the date of said early payment; provided that, said Early Payment shall always be made in an Interest Payment Date. The Borrower will notify, with an irrevocable character to the Administrative Agent, at least 3 (three) Business Days in advance, its intention to make an Early Payment and the amount of the payment. Every partial Early Payment shall be made for a minimum amount of $50,000,000.00 (fifty million pesos 00/100) and over that amount, in multiples of $10,000,000.00 (ten million pesos 00/100).

(b)         In case that an Early Payment is made in an Interest Payment Date, the Borrower will not be obligated to pay any commission or penalty. In case that an Early Payment is made in a date other than an Interest Payment Date, the Borrower will pay jointly with the Early Payment and the interest, the charges for fund breaking to the Creditors, whichever is applicable; provided that, the Creditor will have to deliver to the Creditor a document in which it is reasonably described the calculations to obtain the total amount of said charges, being that determination definite and obligatory for the Borrower.

(c)          The Early Payments made under this Clause will be applied according to what is established on Clause Thirteen, letter (c); provided that, in case of sub-section fifth of said letter (c), the amounts received by the Administrative Agent under any Early Payment will be applied, proportionally, to the payment of each amortization of the Loan, in terms of the amortization calendar on Clause Seventh above, and on a pro rata basis between the Creditors in accordance with their Commitments. The amounts paid early will be at the disposal of the Borrower again.

(d)         In case the Borrower doesn’t make any Early Payment that had been notified to the Creditors, on the date it was scheduled, the Borrower will pay to the Creditors, as soon as it is requested, any cost or expense which was incurred by any Creditor in relation to say Early Payment, prior proof by such Creditor.

NINTH. Place and Form of Payment. (a) The Creditor will make all payments of principal, interest, commissions and any other payable amount in respect of the Agreement, free of taxes, contributions, retentions, deductions, charges or any other tax responsibility payable in accordance to the laws, regulations and other applicable legal provisions in Mexico, with no set off, in immediately available funds, before 12:00 hours (time of Mexico City, Mexico) of the day such payment expires; provided that, in the case that said payment is received by the Administrative Agent after 12:00 hours (time of Mexico City, Mexico), said payment will be considered made on the next immediate Business Day following its reception. Said payments will be made in Pesos, to the Agent’s Account. The Administrative Agent, the same Business Day in which it receives the Borrower’s payment under the terms of this Clause, will distribute to each one of the Creditors the portion that corresponds  (determined by taking into account the Commitments detailed on Exhibit “2”) of each payment made by the Borrower that the Administrative received; provided that, the Administrative Agent will not have the obligation to carry out any of those distributions, until it has effectively received such payment from the Borrower.

TRANSLATION FOR INFORMATION PURPOSES ONLY

(b) (i) When applicable any tax, right, contribution, tribute, withholding, deduction, charge or lien or any other tax liability along with interest, surcharges, sanctions, fines or derived charges from the same (“Taxes”) over the payments of principal, interest, commissions or any other amount payable in respect of the Loan, the Borrower will pay the necessary additional sums to the corresponding tax authority, on behalf of the Creditors, the amount that any of said Taxes, and will pay the Creditors the additional amounts required to guarantee that the Creditors will receive the same amounts they would have received, if those Taxes has not been applicable and will deliver to the corresponding Creditor the original receipts or other satisfactory certificates to the Creditor, of the payment of any tax within the 30 (thirty) days following the date that said Tax or withholding is due and payable, according to the applicable legal provisions. The aforementioned will not be applicable in respect of income tax or similar taxes payable by the Creditors or any Assignee in accordance with this Agreement over their income or total assets in accordance to the laws, regulations and other applicable legal provisions in Mexico or any other jurisdiction of which the Creditors or Assignees are a resident of, is legally or has a permanent establishment.

(ii) The corresponding Creditor will immediately notify the Borrower and the Administrative Agent of any requirement, notification, payment request or any other notice that they receive from any authority in respect of said requirement, notification, payment request or notice; provided that, in such case, the Creditor will deliver to the Borrower any document that the Creditor possesses or a copy thereof, that the Borrower requires in respect of any proceeding concerning said requirement, notification, payment request or notice.

(iii) The Borrower’s obligations according to this section, will prevail over all other obligations of the Borrower in accordance with this Agreement and the Notes.

(c) The payments received by the Administrative Agent shall be applied in the order established by Clause Thirteen, letter (c) of this Agreement, as applicable.

(d)  In case that any payment obligation of the Borrower is due on a day that is not a Business Day or a day that does not exist in the calendar month in which such payment should be made, such payment shall be done the previous immediate Business Day.

TENTH. Affirmative Covenants. Starting on the Closing Date and while any payable amount in accordance with the Loan Documents remains unpaid, the Borrower undertakes to the following:

(a)         Financial Statements and Other Relevant Information:

The Borrower will deliver to the Administrative Agent:

(i)            As soon as they are available, within the 120 (one hundred and twenty) calendar days following each Tax Year, consolidated financial statements for said Tax Year, audited by independent auditors of renowned international prestige, including an annual balance sheet audited and the related consolidated statements of income, variation statements on equity and changes in the financial position, elaborated in accordance with the NIIF, which must be presented, in accordance with the IFRS, the Borrower’s and its Consolidated Subsidiaries at the closing of each Tax Year and the operations results of the Borrower and its Consolidated Subsidiaries for said Tax Year, audited by auditors of renowned international prestige.

TRANSLATION FOR INFORMATION PURPOSES ONLY

(ii)           As soon as they are available within the 60 (sixty) following days to each of the first three Tax Quarters, unaudited consolidated financial statements for each of the first three Tax Quarters, unaudited consolidated financial statements for each of said Tax Quarters, of the Borrower and each of its Consolidated Subsidiaries, including an unaudited consolidated balance sheet and its corresponding consolidated income statements elaborated in accordance with the NIIF, the financial condition of the Borrower and its Consolidated Subsidiaries at the closing of the corresponding Tax Quarter and the operations results of the Borrower and its Consolidated Subsidiaries for said Tax Quarter and for the part of the Tax Year terminated at that moment, except for the absence of notes to the financial statements and estimations relative to the tax year closing as well as the adjustments resulting from the annual audit.

(iii)          Together with the delivery of the financial statements in accordance with sections (i) and (ii) above, the Borrower will deliver to the Administrative Agent a Compliance Certificate, substantially in accordance with Exhibit ‘‘6’’, signed by a Responsible Officer of the Borrower.

(iv)          To the extent that sections (i) or (ii) above do not state the contrary, the Borrower will deliver to the Administrative Agent, in a timely manner, after they are available to the public, copies of all financial statements and financial reports registered by the Borrower before any Governmental Organization (if said registry is necessary for such statements or reports to be available to the public) or registered with any Mexican or foreign securities exchange (including the Luxembourg Securities Exchange) and that are available to the public.

(v)           The Borrower will deliver to the Administrative Agent, in a timely manner and upon its request, or to any Creditor (through the Administrative Agent), the additional information related to the business, financial or corporate matters of the Borrower and its Subsidiaries as the Administrative Agent or any Credit may require in a timely manner, including the rules and regulations of credit information and money laundering.

(vi)          The Administrative Agent will deliver in a timely manner (and within 5 (five) Business Days following its reception at the latest) to each Creditor copies of the documents delivered by the Creditor in accordance with this letter (a).

(b)         Notice of Default and Proceedings. The Borrower will deliver to the Administrative Agent, not later than  5 (five) Business Days after the Borrower has knowledge of (and the Administrative Agent delivers to each Creditor):

(i)            A Notice or Event of Default, signed by a Responsible Officer, describing such Default or Event of Default and the measures the Borrower plans to take to remedy it.

(ii)           A notice of any proceedings, suits, pending proceedings or threat thereof, instituted against the Borrower or any of its Material Subsidiaries before any Governmental Authority, in which the plaintiff has a probability of obtaining a sentence in favor and if resulting unfavorably to the Borrower or any of its Material Subsidiaries, whether in an individual or jointly manner, could possibly be expected to have a Material Adverse Effect; and

(iii)          A notice of modification of any consent, license, approval or authorization required for the execution or validity of this Agreement.

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(c)          Existence Maintenance: Conduct of Business.

(i)            Borrower undertakes and will cause its Material Subsidiaries to: (A) maintain its corporate existence and all necessary registries for it; (B) take all reasonable measures to maintain all rights, privileges, titles of property, franchises and others necessary or desired for the normal conduct of business, activities or operations; and (C) maintain its Assets in good conditions and functioning; provided that, this provision does not prohibit the Borrower’s nor its Material Subsidiaries’ allowed transactions in accordance to Clause Eleventh, letter (c), of this Agreement, not does it oblige the Borrower to maintain the rights, privileges, titles of property or franchise or keep the corporate existence of any Subsidiary, if the Borrower determines in good faith that the maintenance or preservation of it is not desirable for the Borrower’s or its Material Subsidiaries’ conduct of business and that the loss thereof could not be reasonably expected to have a Material Adverse Effect.

(ii)           The Borrower undertakes to continue and cause its Material Subsidiaries to continue with the same line of business that the Borrower and its Material Subsidiaries currently are on.

(d)         Insurance. The Borrower will maintain and will cause its Subsidiaries to maintain insurance policies with solid, responsible and with renowned prestige insurance companies, in the amounts and coverage that are normally contracted by stable companies involved in similar businesses and that operate and/or possess similar assets to those that are property of and/or are operated by the Borrower or by any of its Subsidiaries, as the case may be, in the same general areas in which the Borrower and/or the Subsidiary possess and/or operates its asses;  provided that, the Borrower and its Subsidiaries will not require to maintain said policies if the lack of them could not be reasonably expected to have a Material Adverse Effect.

(e)          Maintenance of Governmental Authorizations. The Borrower will maintain all governmental authorizations (including any approval in change of control) , consents, licenses and authorizations that could be necessary or appropriate under any applicable law or regulation, for the conduct of business (unless the lack of maintaining said approvals, consents, licenses or authorizations, could not be reasonably expected to have a Material Adverse Effect) or for the compliance of this Agreement and for its validity and enforceability, in force. The Borrower will present all the necessary applications and will make its best effort to get any additional authorization as soon as it is possible once said authorization is determined or approval is needed for the Borrower to comply with its obligations according to this Agreement.

(f)           Funds Purpose. The Borrower will use the funds of the Borrowing for the refinancing of the Refinanced Debt, provided that, the Creditors will not be liable for the purpose to which the funds are applied.

(g)          Purpose of Income from Sales in Cash and other Assets Dispositions. The Borrower will apply and will make its Subsidiaries to apply, 100% of its net income in cash received from any sale, transfer, disposition or Transfer of fixed assets (including the ones derived from any sale, transfer, disposition or Transfer of fixed assets resulting from a casualty or condemnation and including any amount received by any insurance policy that represents an insurance payment that has not been applied and will not be applied to the payment or repairs or replacements of any fixed asset that was damaged or destroyed) for (i) the payment of any current Indebtedness

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at that moment, (ii) the investment in the assets related to the Core Business of the Borrower, or (iii) any combination of the above.

(h)         Payment of Obligations. The Borrower will pay and cause its Material Subsidiaries to pay, all taxes, contributions, assessments and other governmental charges imposed, assessed or required directly on them or any of its Assets in respect of its franchises, businesses or utilities, before any fines or recharges are generated and will pay all claims (including employment, services, materials and suppliers) over the due and payable amounts and that by law constitute or may constitute a Lien over its Assets, unless the lack of said payment could not be reasonably expected to have a Material Adverse Effect or if said charge or claim has been challenged in good faith through appropriate, legal proceedings, duly initiated and conducted, and the reserves or provisions required in accordance with the IFRS, in its case, were constituted.

(i)             Precedence. The Borrower will make the Loan to have at all moments a precedence of payment at least equivalent (par passu) in respect of the other unguaranteed and not subordinated Indebtedness of the Borrower (with the exception of those obligations of payment that have preference according to the law).

(j)            Compliance with the Law. The Borrower will comply and will oblige its Material Subsidiaries to comply with all applicable Legal Requirements, including, without limitation, all applicable Environmental Laws and all Legal Requirements regarding employment and social security; except when compliance is challenged in good faith through appropriate legal processes duly initiated and conducted and the reserves or provisions required under the IFRS, in its case, have been constituted, or if the lack of compliance could not be reasonably expected to have a Material Adverse Effect.

(k)         Maintenance of Books and Registries.

(i)                                     The Borrower will maintain and will cause its Subsidiaries incorporated in accordance with Mexican laws to maintain the books, accounts and other registries in accordance with the IFRS and the Borrower will oblige its Subsidiaries incorporated under other jurisdictions to maintain its books and registries in accordance with, either principles of accountability generally accepted of the applicable jurisdiction or with the IFRS.

(ii)                                  The Borrower will allow and will make its Material Subsidiaries to allow that the Administrative Agent’s Attorney-in-facts visit and inspect its corresponding Assets and will examine the corresponding corporate, financial and operation books and the registries, in reasonable time and during the normal business hours, as soon as they may desire in a reasonable manner through reasonably prior notice to the Borrower or the Material Subsidiary; provided that, when an Event of Default occurs, the Administrative Agent will be able to do everything above, at the expense of the Borrower at any moment during the normal business hours, without prior notice.

(l)             Other Obligations. The Borrower, at its own expense, will subscribe and deliver to the Administrative Agent all other documents, instruments and agreements, and will carry out the necessary procedures, all of them required in a reasonable manner by the Administrative Agent and/or its lawyers, in order to allow said Administrative Agent or the Creditors to exercise and demand the compliance of the rights that this Agreement and any Note confers to them and to carry out the compliance of this Agreement.

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ELEVENTH. Negative Covenants. Starting on the Closing Date and whilst any payable amount in accordance with the Loan Documents remains unpaid, the Borrower undertakes to the following:

(a)         Liens. The Borrower will not create, nor will it allow its Material Subsidiaries, whether directly or indirectly, to create, incur, assume or allow any Lien to exist in respect of its Assets, current or future, except for:

(i)                                     Liens created over any Asset (or class of Assets, in the case of a line of credit guaranteed with inventory or accounts receivable) that exists on the Closing Date.

(ii)                                  Liens created over an asset that guarantees, in whole or in part, the purchase price of goods or assets (including inventories) or a portion of the cost of construction, development, modification or improvement of a property, installation or asset, or incurred or assumed Debt only to finance all or a part of the cost of acquisition, construction, development, modification or improvement of a property, construction or asset, which lien was created over said good, construction or asset during the period in which said good, construction or asset has been built, developed, modified or improved within the 120 (one hundred and twenty) calendar days following the acquisition, construction, development, modification or betterment thereof;

(iii)                               Liens of a Subsidiary that was incorporated prior to it becoming a Subsidiary of the Borrower, which (A) do not guarantee Indebtedness that exceeds the total of the principal of the Indebtedness subject to said Liens before the Subsidiary in question became a Borrower’s Subsidiary; (B) are not created over Assets that are not the Assent on which the Lien was constituted before said Subsidiary became a Borrower’s Subsidiary, and (C) were not constituted contemplating that said Subsidiary would become a Subsidiary of the Borrower;

(iv)                              Liens over an existing Asset at the time of acquiring said Asset and that was not created in relation with, or considering, said acquisition;

(v)                                 Liens over any Asset (or class of Assets, in the case of a line of credit guaranteed by inventory or accounts receivable) that guarantees an extension, renewal, refinancing or substitution of Indebtedness or a line of credit guaranteed by a Lien to which sections (i), (ii), (iii) or (iv) above are referring to; provided that, said Lien limits to the Assets (or class of Assets, in the case of a line of credit guaranteed with inventory or with accounts receivable) that are subject to said Lien, existing prior to said extension, renewal, refinancing or substitution and; provided that, the principal amount of Indebtedness or the amount of the line of credit guaranteed by the Lien above is not increased before or by consideration of or in relation with said extension, renewal, refinancing or substitution;

(vi)                              Liens created to guarantee the payment of taxes, contributions, assessments and other charges determined by the Governmental Authorities, whose payment has not yet expired or whose payment was challenged in good faith through appropriate legal proceedings duly initiated and conducted and for which the reserved or provisions required in accordance to the NIIF, were constituted or, in case of Material Subsidiaries constituted in another jurisdiction, as requires by the applicable accounting principles in said jurisdiction;

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(vii)         Liens incurred or deposits made in the ordinary course of business in relation with the payment of compensations to the employees and obligations on social security.

(viii)        Liens imposed by law, for landlords, transporters, warehouse owners (bodegueros), mechanics, material suppliers, suppliers of repair and similar services arising during the ordinary course of business, for amounts that have not expired or which payment was challenged in good faith through the appropriate proceedings duly initiated and conducted and for which the reserved or provisions required by the IFRS, were constituted or, in case of the Material Subsidiaries constituted in another jurisdiction, as required by the applicable accounting principles in said jurisdiction;

(ix)          Liens created by means of foreclosure or judgment, unless said judgment guaranteed by it is not discarded or its execution suspended for a pending appeal within the 60 (sixty) days following its notice, or that it is nor discarded within the 60 (sixty) days following said suspension expires;

(x)           Liens created in relation with the Allowed Hedging Agreements over cash or Equivalents to Cash or over raw material underlying to said Allowed Hedging Agreements, to the extent that said Allowed Hedging Contracts include the purchase and sale of said raw material: provided that, the face value of said assets subject to a Lien does not exceed in its totality the sum of USD$50,000,000.00 (fifty million Dollars 00/100) (or its equivalent in another currency) at any moment.

(xi)          Liens that guarantee dispositions of credit for working capital that does not exceed the greater total between: (A) USD$100,000,000.00 (one hundred million Dollars 00/100) (or its equivalent in another currency), and (B) (1) 15% (fifteen percent) of the Borrower’s Consolidated Equity, minus (2) the amount of any Guaranteeing Obligation assumed by the Borrower or any of its Consolidated Subsidiaries in favor of the parties that are not the Borrower or its Consolidated Subsidiaries; and

(xii)         Liens related to the protection of bank overdrafts or credit contracts celebrated by the Borrower to guarantee bank overdrafts incurred in the ordinary course of business.

(b)   Investments. The Borrower will not make, nor allow its Material Subsidiaries to make, Investments, except for:

(i)            Existing Investments on the date of this Agreement;

(ii)           Investments related with the Borrower’s Core Business different from the Investments in any Venezuelan Subsidiary;

(iii)          Investments in Equivalents to Cash;

(iv)          Investments of the Borrower in any Subsidiary different from the Investments in any Venezuelan Subsidiary or made by any Material Subsidiary in the Borrower or in any other Subsidiary different from the Venezuelan Subsidiaries;

(v)           Investments consisting in extensions of credit through accounts receivable or payment documents that arise from a sale or lease of goods or services in the ordinary course of business;

(vi)          Capital Investments;

(vii)         Subject to the limitations established on the following letters (f) and (h), the Borrower’s or any Material Subsidiary’s Obligations to Guarantee in relation with the obligations with any Subsidiary of the Borrower different from the Venezuelan Subsidiaries;

(viii)                      Allowed Hedging Agreement; and

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(ix)          Investments of any Venezuelan Subsidiary in another Venezuelan Subsidiary with funds in said Venezuelan Subsidiary.

(c)   Mergers, Consolidations, Dispositions and Leases. The Borrower will not be able to, nor will it allow its Material Subsidiaries to merge, split, nor consolidate with any Person, nor dispose of or lease substantially its goods or assets as a whole to any Person, except:

(A)  In case of mergers or consolidations between the Borrower and any of its Subsidiaries or between the Subsidiaries of the Borrower, in both cases, as long as immediately after said merger comes into effect, it does not occur and continue, a Default or Event of Default; and

(B)  In the case of mergers and consolidations of the Borrower with any Person immediately after said merger or consolidation comes into effect:

(i)            Any Default or Event of Default does not occur and continues; and

(ii)           Any Person incorporated as a consequence of said mergers, splits or consolidates with the Borrower, or the Person that acquires through transfer or disposal or lease, the goods and assets of the Borrower substantially as a whole, expressly assumes, in writing, the duly and timely payment of principal and of the interests of all the obligations in accordance to its terms, and duly and timely compliance with all obligations of the Borrower in accordance with this Agreement through an instrument, formally and substantially reasonably satisfactory for the Administrative Agent, jointly with the delivery of an acceptable legal opinion for the Administrative Agent, obtained on behalf of and by cost of the Borrower, and in which the Administrative Agent and the Creditors can base off of.

(d)   Restricted Payments. The Borrower will abstain from making, and will not allow its Subsidiaries to make, directly or indirectly, any Restricted Payment or to assume the obligation to do so (contingent or otherwise), unless (i)the Borrower’s Leverage Ratio, once the Restricted Payment is effected and, without duplication, any other Restricted Payment made since the ending of the most recent first Tax Trimester, were inferior to the maximum Leverage Ratio allowed in accordance with letter (j) of this Clause Eleventh for the corresponding Measure Period and (ii) a Default or Event of Default has not occurred or continued.

Notwithstanding the limitation above, the Borrower or any subsidiary will be able to declare or make the following Restricted Payments:

(i)            Each of the Subsidiaries will be able to make Restricted Payment to the Borrower and to Subsidiaries property of the Borrower as a whole, whether directly or indirectly, wholly of the Borrower, (and, in case of Restricted Payments made by a Subsidiary whose property is not totally, directly or indirectly, of the Borrower, the Borrower and any Subsidiary and the other owners of the social capital of said Subsidiary in a proportional way of its shareholding);

(ii)           The Borrower and each of the Subsidiaries may declare and make payments of dividends or other payable distributions only in the common shares of said Person;

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(iii)          Each of the Subsidiaries may buy, redeem or acquire representative shares of its social capital or guarantees or options to buy said shares with the resources received from concurring issuing of new ordinary shares of its capital;

(iv)          The Borrower and each of its Subsidiaries may acquire any kind of corporate capital allowed as an Investment in accordance with letter (b) above;

(v)           The Borrower will be able to buy shares from Gimsa; and

(vi)          The Borrower and Gimsa will be able to buy shares of its own corporate capital.

(e)   Limitations in the Payment of Dividends of the Subsidiaries. The Borrower will not execute nor will it allow its Material Subsidiaries to execute any agreements that by their terms expressly prohibit the payment of dividends or other distributions to the Borrower or the allowance of granting a loan to it, that are not in relation with the renewal or extension of any agreement listen in Exhibit ‘‘D’’; provided that (i) the restrictions or prohibitions in accordance to said agreement are not increased as a result of said renewal or extension; and (ii) in relation to said renewal or extension of an agreement that does not contain said prohibition, the Borrower will not agree nor will it accept nor allow its Material Subsidiaries to agree or accept the inclusion of said prohibition.

(f)    Limitation of Subsidiaries’ Debt. The Borrower will not allow any of its Consolidated Subsidiaries to constitute, incur, assume or hire any Debt, if at the moment of incurring said Debt and once the proforma effect thereof is considered, the total amount of the Debt of all Consolidated Subsidiaries exceeds 30% (thirty percent) of the Borrower’s and its Consolidated Subsidiaries’ consolidated Debt.

(g)   Transactions with Affiliates. The Borrower will not execute, nor will it cause or allow a Material Subsidiary to execute any transaction with an Affiliate of the Borrower, unless it is celebrated in fair and reasonable terms, not least favorable to the Borrower or said Subsidiary that those that they can obtain from an independent market transaction with a Person that it’s not an Affiliate of the Borrower or said Subsidiary.

(h)   Guarantees of the Subsidiaries On Certain Debts. Unless it is in relation with the purchase of corn for its production of corn or wheat flour for its production of wheat flour, the Borrower will not allow its Material Subsidiaries to guarantee the Borrower’s Debt, whether directly or indirectly, or in another way acquire liabilities or obligations of any class, over said Debt.

(i)    Interest Coverage Ratio. The Borrower will not allow that its Interest Coverage Ratio, at the last day of any Tax Trimester, to be less that 2.50 (two point fifty) to 1.00 (one point zero).

(j)    Leverage Index. The Borrower will not allow its Leverage Ratio for any Measurement Period comprehended within the periods detailed below:

Measurement Period	Leverage Ratio
From the Closing Date to September 30, 2013	Greater than 4.75 (four point seventy five) to 1.00 (one point zero zero)
From October 1, 2013 to September 30, 2014	Greater than 4.50 (four point five zero) to 1.00 (one point zero zero)
From October 1, 2014 to September 30, 2015	Greater than 4.00 (four point zero zero) to 1.00 (one point zero zero)
From October 1, 2015 onwards	Greater than 3.50 (three point five zero) to 1.00 (one point zero zero)

(k) Hedging Agreements Limitations. Neither the Borrower, nor its Subsidiaries will be able to execute different Hedging Agreements from the Allowed Hedging Agreements.

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TWELFTH. Conditions to Borrowing. (a) The obligation of each Creditor to grant its Loan in accordance with this Agreement is subject to the satisfaction of each of the following conditions precedent and the Administrative Agent shall have received (as it applies) evidence that said conditions have been complied with in form and substance satisfactory (of said evidence) to the Administrative Agent and the Creditors:

(i) Loan Agreement. This Agreement shall be duly executed by each of the parties hereto;

(ii) Organizational Documents and Powers of Attorney. That the Administrative Agent shall have received copies of the public deeds that contain (A) the current bylaws of the Borrower, (B) the sufficient powers of attorney from the attorneys-at-law of the Borrower to execute this Agreement, the Notes and other Loan Documents;

(iii) Certificate of the Borrower’s Secretary. That the Administrative Agent shall have received a certificate from the Secretary or Substitute Secretary of the Borrower substantially in the format from Exhibit ‘‘7’’: (A) which states the names and authentic signatures of the Borrower’s authorized officers to execute and subscribe this Agreement, the Notes and other Loan Documents; and (B) certifies that any corporate resolutions of the Borrower have been obtained, and, in its case, the Governmental Approvals, with respect of the authorization for the execution of each of the Loan Documents; and (C) That said certificate of the Secretary establishes that the corporate resolutions have not been modified, amended, revoked as of the date of said certificates;

(iv) Governmental Authorizations. That all approvals, authorizations or consents, notices or registries before any Governmental Authority (including the change of control approvals) or third parties, if any, that are required in relation to the subscription, execution and compliance of this Agreement on the Borrower’s side have been obtained and remain valid. The Borrower shall deliver to the Administrative Agent satisfactory records for said Agent of such approvals and of their effectiveness and if said authorizations, consents, permits, notices or registries were not necessary, a certificate shall be delivered to the Administrative Agent signed by the Responsible Officer of the Borrower expressing so;

(v) Change in Conditions. That no circumstance and/or event of financial, political or economic nature has emerged in Mexico or in the international financial, banking or capital markets, that could reasonably be expected to have as a consequence a Material Adverse Effect for the Borrower and its Subsidiaries;

(vi) Legal Opinions. (A) That the Administrative Agent received a favorable opinion of Salvador Vargas, Esq.,General Counsel of the Borrower, substantially in the form of Exhibit ‘‘8’’, and (B) a favorable opinion of Ritch Mueller, S.C., counsel to the Administrative Agent;

(vii) Payment of Commissions and Fees. That the Borrower has paid and that the Administrative Agent has received in a satisfactory way, the payment receipts (A) from all commissions, fees and expenses that the Borrower has to pay to the Creditors and to the Administrative Agent on or before the Maturity Date, and (B) all reasonable costs and expenses that are owed and payable to the Administrative Agent on the Closing Date, together with the reasonable and documented legal costs for the preparation and execution of this Agreement incurred by the Administrative Agent, as it was invoiced on the Closing Date or before, plus the additional amounts of estimates of said legal costs in which the Administrative Agent incurs or may incur due to the closing proceedings, and (C) any other due amount at that amount an

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payable in accordance to this Agreement;

(viii) Responsible Officer Certificate. That the Administrative has received, in terms of the format attached in Exhibit ‘‘9’’ of this Agreement, a certificate subscribed by a Responsible Officer, on the Closing Date, affirming that:

(1)   the representations made by the Borrower in accordance to this Agreement, are true and correct in all relevant aspects on the Closing Date;

(2)   no Event of Default has occurred or being continued; and

(3)   since March 31, 2013 (A) no fact or circumstance has occurred that has had or could reasonably be expected to have a Material Adverse effect and (B) no fact or circumstance of financial, political or economic nature in Mexico has occurred that has had or could reasonably be expected to have a Material Adverse Effect over the Borrower’s capability to comply with all its obligations under this Agreement or any of the other Loan Documents;

(ix) Audited Financial Statements. That the Administrative Agent has received a copy of the consolidated financial statements of the Borrower in respect of the Tax Year ended on December 31, 2012 and audited by a firm of accountants with renowned international prestige; and

(x) Delivery of Other Documents. That the Administrative Agent has received any other document, including certificate, power of attorney, approval, legal opinion, documents or materials, that the Administrative Agent or any Creditor (through the Administrative Agent) requested from the Borrower in a reasonable manner.

(b) For the Borrowing, the Borrower shall comply with the following conditions.

(i)            Closing Date. That the Closing Date has occurred and taken full effects;

(ii)           Borrowing Notice. That the Administrative Agent has received from the Borrower a Borrowing Note;

(iii)          Delivery of Notes. That the Borrower delivers on the Borrowing Date to the Administrative agent, a Note for the amount of said Borrowing dated on the Borrowing Date, subscribed by the Borrower in favor of each of the Creditors, as it corresponds in accordance to the Commitments of each of them;

(iv)          Representations. That the representations made by the Borrower in accordance to this Agreement or any other Loan Document, or that are contained in any document delivered to the Administrative Agent or the Creditors at any moment in accordance to this Agreement are true and correct in all relevant aspects on the Borrowing Date and further, unless said representation specifically refer to an earlier date, in which case they shall be true and correct in all relevant aspects on said earlier date and with the exception that for this section (iv), the representations made under section (f)(i) and (ii) from Point I of the Representations contained in this Agreement are considered to be referring to the most recent financial statements delivered under Clause Tenth, letter (a)(i) and (ii) of this Agreement, and

(v)           Default. That no Default or an Event of Default has occurred, or being continued, whether before or after giving effect to the Borrowing on the Borrowing Date.

THIRTEENTH. Events of Default.  (a) For purposes of this Agreement, any of the following events shall constitute an “Event of Default”:

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(i)            Non-Payment. The Borrower fails to pay (A) when and as required to be paid herein, any amount of principal of any Loan, or (B) within five days after the same becomes due, any interest or any other amount payable according to this Agreement or under any other Loan Document; or

(ii)           Representations. In the case that any representation of the Borrower made under this Agreement or in another Loan Document, or which is contained in any certificate, document or financial or other statement by the Company or any Responsible Officer of the Company, furnished at any time under this Agreement or any other Loan Document, is incorrect in any material respect on or as of the date made; or

(iii)          Specific Defaults. If the Borrower (A) fails to perform or observe any term, covenant or agreement contained in Clause Tenth, letters (b)(i), (c), (e), (f), or (i), or fails to perform or observe any term, covenant or agreement contained in Clause Eleventh (other than letters (e), (g) o (h)) or fails to issue new Notes in exchange for the existing Notes as provided herein ; (B) fails to observe the covenant set forth in Clause Eleventh letter (k) and such default continues un-remedied for a period of 3 Business Days; or

(iv)          Other Defaults. The Borrower fails to perform or observe any other term or covenant contained in this Agreement or in any other Loan Document, and such default continues un-remedied for a period of 30 (thirty) days after the date upon which written notice thereof is given to the Borrower by the Administrative Agent or any Creditor; or

(v)           Cross-Default. If The Borrower or any of its Material Subsidiaries (A) fails to make any payment in respect of any Indebtedness (other than Indebtedness under this Agreement and under the Notes) having an aggregate principal amount of more than US$20,000,000.00 (twenty million Dollars 00/100) (or the equivalent in another currency) when due (whether by scheduled maturity, required early payment, acceleration, demand, or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity; or

(vi)          Involuntary Proceedings. (A) If a decree or order by a court having jurisdiction has been entered adjudging the Borrower or any Material Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, concurso mercantil, quiebra or bankruptcy of the Borrower or any Material Subsidiary and such decree or order shall have continued undischarged and unstayed for a period of 90 (ninety) days; or (B) a decree or order of a court having jurisdiction for the appointment of a receiver or liquidator or visitador, conciliador or síndico or trustee or assignee in bankruptcy or insolvency or any other similar official of the Company or any Material Subsidiary or of any substantial part of the Property of the Company or any Material Subsidiary or for the winding up or liquidation of the affairs of the Company or any Material Subsidiary has been entered, and such decree

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or order has continued un-discharged and un-stayed for a period of 90 (ninety) natural days; or

(vii)         Voluntary Proceedings. The Borrower or any Material Subsidiary institutes proceedings to be adjudicated a bankrupt or consents to the filing of a bankruptcy proceeding against it, or files a petition or answer or consent seeking reorganization, concurso mercantil, quiebra or bankruptcy or consents to the filing of any such petition, or consents to the appointment of a receiver or liquidator or trustee or visitador, conciliador or síndico or assignee in bankruptcy or insolvency or any other similar official of the Borrower or any substantial part of its Assets; or

(viii)        Judgments. If one or more judgments, orders, seizures or embargos, decrees or arbitration awards are entered against the Borrower or any of its Material Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of US$20,000,000.00 (twenty million Dollars 00/100) or more (or the equivalent thereof in another currency), and the same shall remain unsatisfied, un-vacated or un-stayed pending appeal for a period of 90 days after the entry thereof; or

(ix)          Enforceability. If this Agreement or any of the Notes for any reason is suspended or revoked or ceases to be in full force and effect in accordance with its respective terms or the binding effect or enforceability thereof is contested by the Borrower, or it denies that it has any further liability or obligation hereunder or there under or in respect hereof or thereof, or performance by the Borrower under any of the Notes or in respect herein and therein, or the law prohibits the compliance by the Borrower of any of the Law Documents or Borrower determines that any obligation under a Loan Document has been prohibited by law; or

(x)           Expropriation. If any Governmental Authority in Mexico or the United States of America nationalizes, seizes or expropriates all or a substantial portion of the assets of the Borrower and its Subsidiaries, taken as a whole, or of the common stock of the Borrower, or the Mexican government or an agency or instrumentality thereof assumes control of the business and operations of the Borrower and its Subsidiaries, taken as a whole; or

(xi)          Change of Control. If Mrs. Graciela Moreno Hernández and/or the respective family members (including spouses, siblings and other lineal descendants, estates and heirs, or any trust or other investment vehicle for the primary benefit of any such Person or their respective family members or heirs) of the deceased Mr. Roberto Gonzalez Barrera and/or Mrs. Graciela Moreno Hernandez, fail to elect the majority of the Board of the Directors of the Borrower.

(b) At the moment in with any of the Events of Default occur, the Administrative Agent shall, at the request of the Majority of Creditors, or it could, with the consent of the Majority of Creditors, take all and any of the following measures:

(i)            Terminate the Commitments of any Creditor;

(ii)           Declare the outstanding balance of the Loan, interests and other accessories as immediately due and payable of, through declaration in writing delivered to the Borrower, and without

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demand, resolution or presentment or other notice of any other nature, to which the Creditor expressly renounces; and

(iii)          In its case, exercise on behalf of itself and on behalf of the Creditors, all rights and remedies available to it in accordance with the Loan Agreements or the applicable legislation;

Provided that, upon the occurrence of ant event specified in sections (a)(vi) or (vii) above, the Commitment of each Creditor shall be automatically terminated and the principal unpaid amount of the outstanding Loan and all interests and other obligations of the Borrower in accordance to this Agreement will automatically be deemed due and payable without further action or act by the Administrative Agent or another Creditor.

(d)   Any amount received by the Administrative Agent pursuant letter (a) above, will be applied as follows:

First, to the payment of commissions, fees, indemnities, expenses and any other amount due to the Administrative Agent acting in such character in accordance to this Agreement;

Second, to the payment of commissions, expenses, fees, indemnities and any other amount (that is not capital and interests) owed to the Creditors, pro rata between them in accordance to its Commitments and in proportion of the amounts described in this Second part;

Third, to the payment of accrued and unpaid late interests over the outstanding balance of the Loan, pro rata between the Creditors in accordance with their Commitments and in proportion to the amount of the quantities described in this Third part;

Fourth, the payment of accrued and unpaid ordinary interests over the outstanding balance of the Loan, pro rata between the Creditors in accordance to its Commitments and in proportion to the amount of the quantities described in this Fourth part;

Fifth, the payment of the outstanding balance of capital of the Loan, pro rata between the Creditors in accordance to its Commitments and in proportion to the amount of the quantities in this Fifth part;

Last, the outstanding balance, if any, once all obligations of payment in charge of the Borrower in accordance to this Agreement have been indefeasibly paid, will be delivered to the Borrower.

FOURTEENTH. Illegality, Increase in Costs. (a) If any of the Creditors determines, following the execution date of this Agreement, that pursuant to any amendments in any law, regulation, bulletin or other provision applicable to any Creditor or any of its offices in charge of the administration and funding of the Loan, or changes in the interpretation of any of them by any court or competent Governmental Authority and, as a consequence of the aforementioned, it were illegal for the Creditor to make or maintain the corresponding Loan in force, said Creditor will be considered as an ‘‘Affected Creditor’’ and shall, through the Administrative Agent, request in writing the declaration of early termination of the unpaid portion of the Loan corresponding to its Commitment, without any penalty for the Borrower,  together with accrued interest, any other payable accessories; provided that, the Borrower shall have the right, with the consent of the Administrative Agent, to find an Eligible Assignee

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to acquire the rights and obligations of the Affected Creditor, and also, provided that, the Creditors not considered as Affected Creditors shall not have the right to request the early payment of the Loan owed to them under this Agreement.

(b) If any one of the Creditors determines in a reasonable manner, following the date of execution of this Agreement, that pursuant to the modifications to any law, regulation, bulletin or other provision (including without limitation, requirement in respect of the capitalization of Creditors, reserves, deposits, ordinary or extraordinary contributions (or any Governmental Authority), taxes and other conditions, but excluding provisions regarding income tax or other similar applicable to the Creditors (their assignees, participants or acquirers in terms of the Clause Fifteen below) in relation to its income o total assets in accordance with the laws, regulations and other applicable legal provisions in Mexico), applicable to said Creditors, any of its offices in charge of the administration or funding of the corresponding Loan or the changes to the interpretation by any court or competent authority of any thereof, and as a consequence of any of the facts above the cost increases for said Creditor to grant or maintain the corresponding Loan in force, or the received amounts decreased or to be received by said Creditor, the Borrower, at the request of the Administrative Agent, will pay to said Creditor, through the Administrative Agent, the last day of the current Interest Period in said moment or the date that is 10 (ten) Business Days after said request, whichever is last, the additional reasonable amounts, that are required to compensate the Creditor for said increase in cost or decrease in income. In the request of the Administrative Agent the causes for the increase in cost or decrease in income will be specified, as well as its respective calculations and, except for an error in said calculations, the determination of the Administrative Agent will be conclusive and binding for the Borrower. The obligation of the Borrower to compensate the Creditors in accordance with this letter (b) will end 90 (ninety) natural days after the Maturity Date.

(c) Any Creditor that requests reimbursement or compensation under this Clause Fourteen will have to deliver the Borrower (with copy to the Administrative Agent) a certificate establishing in detail, as is reasonable, the amount that will have to be paid to said Creditor under this Agreement and the reasons to make such claim and said certificate will be conclusive and binding for the Borrower in the absence of any manifested error.

(d) Each Creditor agrees to give notice to the Borrower in case of any claim of reimbursement in accordance with letters (a) and (b) above, no later than 60 (sixty) days after one officer of the Creditor responsible for the administration of this Agreement, received knowledge of the facts that gave place to said claim. If the Creditor does not give notice, the Borrower will only have the obligation to reimburse or compensate the Creditor, retroactively, for the claims related to the period of 60 (sixty) days immediately before the date in which the claim was made.

(e) The Creditors undertake, once a case of illegality or a case of increase in costs or decrease in income occurs, in accordance with letters (a) and/or (b) of this Clause Fourteen, to make its best efforts, as long as it is requested by the Borrower (and subject to the considerations of the general policies of the Creditor) to designate any other of its offices that fund loans to eliminate said case of illegality or case of increase in costs or decrease in income, as long as it does not result in economic, legal or regulatory disadvantage for the Creditors in question or its offices that fund loans.

(f) When the Borrower receives a claim of payment or compensation under this Clause Fourteen and Clause Ninth, letter (b)(i), the Borrower shall, at its own choice, request from said Creditor to make its best effort to search an Eligible Assignee that is willing to acquire the Loan of said Creditor and assume

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the rights and obligations of said Creditor in accordance with this Loan through the execution of an Assignment and Acceptance; provided that, that Creditor will not be replaced or dismissed in accordance with this Agreement until the total owed amounts in accordance with this Agreement and other Loan Documents have been paid to said Creditor, unless the amounts that the Creditor pretends to charge under this Clause Fourteen are challenged by the Borrower in good faith.

FIFTEENTH. Assignments and Participations. (a) Any Creditor may assign, and if requested by the Borrower under Clause Fourteen, letter (f) shall, at any moment, assign one or several Eligible Assignee, all or a part of its Loan and rights and obligations said Creditor, in accordance with this Agreement for a minimum amount of $60,000,000.00 (sixty million Mexican Pesos 00/100), with the written consent of the Borrower, which shall not be conditioned or denied without justified reason and in the case that an Event of Default has occurred and be continuing, said consent of the Borrower will not be required (provided that, also, (i) any obligation that results in the payment of additional costs in accordance with Clauses Ninth, letter (b)(i) or Fourteen of this agreement starting on the date that said assignment occurs, it would justify the Borrower to deny such consent, (ii) except for the case that an assigning Creditor does not comply with letter (c) below, the consent of the Borrower will not be considered as granted unless the Borrower replies in writing any request of consent within the five Business Days following the receipt of said request, and (iii) with respect to the Eligible Assignees described in section (vi) of the definition of ‘‘Eligible Assignees’’, any assignment to any of the Eligible Assignees will be subject to the absolute discretion of the Borrower) and with the confirmation of the Administrative Agent with respect of the payment of the management commission referred to in section (D)(3) below; provided that, the consent in writing of the Borrower in the assignments made by any Creditor to its Affiliates and /or Subsidiaries will not be required as long as the Borrower is not obliged to pay additional amounts in accordance with Clauses Ninth, letter (b)(i) and Fourteen whose payment would not be required if it was not for said assignment) (each a ‘‘Assignee’’, however, (A) if an Event of Default occurred and is continued at the moment of the assignment, any Creditor may assign to any third party the proportional part of the Loan that corresponds to it in accordance to its Commitment: (B) after any assignment, the established dispositions in Clause Twenty Four will come into effect in benefit of the assigning Creditor to the extent that it is related with events, circumstances, claims, costs, expenses or responsibilities that emerged before said assignment; (C) in the case of an assignment to an entity described in section (vi) of the definition ‘‘Eligible Assignee’’, the Creditor in question will provide the Borrower with information and documents relative to the proposed assignee as requested by the Borrower; and (D) the Borrower and the Administrative Agent may continue negotiating only with said Borrower in what respects to the assigned rights and obligations to the Assignee and the assignment will not be effective until: (1) the assigning Creditor and its Assignee deliver to the Borrower and the Administrative Agent a notice in writing informing them of said assignment, together with the payment instructions, addresses and information related to the Assignee; (2) the assigning Borrower and its Assignee have delivered to the Borrower and the Administrative Agent an Assignment and Acceptance in the format of Exhibit ‘‘10’’  (‘‘Assignment and Acceptance’’): (3) the assigning Creditor or the Assignee has paid to the Administrative Agent a management commission for the amount of USD$3,500.00 (three thousand five hundred American dollars 00/100) (said management commission will be payable in all assignments, including without limitation, the assignment of a Creditor to another Creditor); and (4) except if an Event of Default occurs and it is continued, that the Assignee has delivered to the Borrower, in case it is applicable, copy of the tax residency certificate that shows the residency of the Assignee, as stipulated above.

(b) Starting on the date that the Administrative Agent notifies the assigning Creditor that has received an Assignment and Acceptance signed by all parties thereof, as it corresponds, as well as the payment

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for the management commission, (i) the Assignee in question will be a party of this Agreement, and to the extent that all rights and obligations of this Agreement were assigned in accordance with said Assignment and Acceptance, the Assignee will have the rights and obligations of a Creditor in accordance with the Loan Documents, and (ii) the assigning Creditor shall, in accordance with the Assignment and Acceptance, waive its rights and be freed of its obligations under the Loan Documents.

(c) The Administrative Agent, acting solely as such, shall maintain a copy of each Assignment and Acceptance that has been delivered to it and a book for the recording of names and addresses of the Creditors and its Commitments and of the amounts of capital of the Loan that are owed to each Creditor in accordance with the terms of this Agreement (the ‘‘Registry’’). The notes in the Registry shall be conclusive, without manifest error, and the Borrower, the Administrative Agent and the Creditors may deal with each Person whose name is recorded in the Registry in the terms of this Agreement, as a Creditor in accordance thereto, notwithstanding that a notice that indicates the contrary exists. The Registry will be at the Borrower’s disposal and of any of the Creditors for its inspection prior notice given to the Administrative Agent.

(d) Within the 10 (ten) Business Days following the Borrower receiving a notice of the Administrative Agent that has received an Assignment and Acceptance signed and the payment for the management commission has been made (and as long as the Borrower consents to said assignment in accordance to letter (a) above), the Borrower shall sign and deliver to the Administrative Agent a new Note for the amount of the assigned Loan to said Assignee, and if the assigning Creditor has retained a portion of its Loan, a new Note for the assigning Creditor (such new Notes to be exchanged for the Note in possession of the assigning Creditor, and not be considered as payment). Immediately after each one of the Assignees pays the management commission in accordance with the Assignment and Acceptance, this Agreement will be considered amended to the extent, but only to the extent that is necessary to reflect the addition of the Assignee and the resulting adjustment of the Loan and Commitments that emerge from said amendment.

(e) Any Creditor (the ‘‘Originating Creditor’’) may transmit, at any moment, without need for getting consent from the Borrower or the Administrative Agent, to one or more entities that may have been an Eligible Assignee (a ‘‘Participant’’) participations in all or in the proportional part of the Loan in accordance to its Commitment; provided that, (i) the obligations of the Originating Creditor in accordance to this Agreement will remain unchanged, (ii) the Originating Creditor will be the only one responsible of the compliance of said obligations; (iii) the Borrower and the Administrative Agent will remain linked directly to the Originating Creditor in relation to the rights and obligations under this Agreement and the other Loan Documents; and (iv) no Creditor may assign or grant a participation in accordance to which a Participant will have the right to approve a reform or a consent or waive in respect to this Agreement or the other Loan Documents, except until said reform, consent or waive require the unanimous consent of the Creditors; and as long as the Participant, at the moment of acquiring the participation, provides to the Borrower, at the reasonable request of it, the documentation in which it being an Eligible Assignee is stated. In the case that a participation occurs, the Creditor that transfers said participation will have the right to transfer to the Participant any amount received for said Creditor in accordance to Clauses Ninth, letters (b)(i) and Fourteen and if the amounts pending payment hereunder are payable or have been declared as such, or are overdue and shall be paid when an Event of Default occurs, each Participant will have the right to compensate, respect to a participation in owed amounts under this Agreement, to the same extend as if the amount of its participation was owed directly to each Participant as a Creditor in accordance to this Agreement; provided that, said agreement or instrument may stipulate that said Creditor shall not, without the

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consent of the Participant, accept any reform, waive or other amendment that (A) postponed the date in which a payment of money shall be made to said Participant or (B) reduced the capital, the interests, commissions, fees, or other owed amounts said Participant. Subject to what is established in letter (f) below, the Borrower agrees that each Participant shall have the right to the benefits established in Clause Fourteen above to the same extent as if this was a Creditor and had acquired its interests through assignment in accordance to letter (a) above of this Clause. To the extent that the law allows, each Participant may also have the right to the benefits of Clause Sixteen below as if it was a Creditor.

(f) A Participant will not have the right to receive a payment over what is established in Clauses Ninth, letter (b)(i) and Fourteen above, to which the Creditors in question have the right to receive in respect to the participation transferred to said Participant, unless the transfer to said participation to said Participant is made with the previous consent in writing of the Borrower.

(g) If the consent of the Borrower is required in relation to an assignment or an Assignee, said consent will be considered granted by the Borrower at the 5 (five) Business Days following to the date in which the Borrower has received the respective notice, unless the Borrower expressly denied such consent before the fifth Business Day of said term.

SIXTEENTH. Set-off. In the case that on any date in which the Borrower has to pay to the Creditors any amount in accordance with this Agreement, the Notes or the rest of the Loan Documents and the Borrower does not comply with this obligation of payment, the Borrower, to the extent allowed by the law, will irrevocably authorize and empower the Creditors to (a) charge on any account that the Borrower keeps with each of the Creditors, including without limitation, deposits and/or demand accounts, savings, forward, provisional or definitive, investment accounts, whatever they may be, and (b) set-off any indebtedness that the Creditors may have on their favor and charged to the Borrower for any concept, precisely until an amount equaling the unpaid amount to the Creditors, without needing any presentment, notice or demand, of any nature.

The Creditors will give notice to the Borrower and the Administrative Agent as soon as it is possible of any charge or set-off that they may have made in accordance with what is allowed in this Clause, provided that, the lack of said notice will not affect in any way the validity of said charge or set-off. The Creditors’ right in accordance to this Clause is additional to any other right including other set-off rights) that the Creditors may have under the law.

SEVENTEENTH. Credit Information. (a) With the purpose of complying with what is stated in the Law to Regulate Credit Reporting Companies (Ley para Regular las Sociedades de Información Crediticia), the Borrower in this same date shall deliver to the Creditors and the Administrative Agent a letter of authorization duly executed by its Attorneys-in-Fact, which is attached hereto as Exhibit ‘‘11’’, in order to authorize the Creditors and Administrative Agent to make periodic consultations to the credit reporting companies in respect of the credit history of the Borrower, as well as to empower them to give the credit information of the Borrower to said companies.

(b) In addition to the people and authorities that article 93 and 117 of the Mexican Law of Credit Institutions (Ley de Instituciones de Crédito) makes reference to, the Borrower authorizes the Creditors and the Administrative Agent to disclose the information derived from the operations that this Agreement makes reference to and the other Loan Documents to (i) other financial entities members of the financial group of each of the Creditors (if any), and the headquarters, directly or indirectly of the Creditor in question, (ii) the regulatory authorities of the Creditors and the headquarters of the

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Creditors, (iii) Banco de Mexico, and (iv) other people with which the Creditors contract, especially in accordance with Clause Fifteen.

EIGHTEENTH. Administrative Agent; Majorities.

(a)         Appointment of the Administrative Agent. Each Creditor, hereby, irrevocably appoints, designates and authorizes Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, as ‘‘Administrative Agent’’ in accordance to this Agreement, and each Creditor in this act irrevocably authorizes the Administrative Agent to execute acts on its behalf under the provisions of this Agreement and the Loan Documents and to exercise the powers and comply with the duties that are expressly delegated to it in the terms of this Agreement and the Loan Documents, together with the powers that are reasonably incidental for said effect. Also, in this act, each of the Creditors authorizes and appoints the Administrative Agent as a commission agent in accordance with articles 273 and 274 of the Mexican Code of Commerce (Código de Comercio) to sign, execute and comply with any Loan Document that the Administrative Agent is a part thereof, as well as any other necessary or convenient document, contract, agreement or instrument for the execution, formation, subscription and settlement of the Loan Documents or Lien that may be granted in accordance with this Agreement. Notwithstanding any provision stating otherwise contained in this Agreement or any of the Loan Documents, the Administrative Agent will not have other duties or responsibilities from the ones established herein, nor will the Administrative Agent have, nor will it be considered to have, a fiduciary relationship with any Creditor or Participant, and will not imply the existence of any agreement, function, responsibility, duty or obligation under this Agreement nor any other Loan Document, nor will they exist against the Administrative Agent. Without limiting the generality of the above, the use of the term ‘‘agent’’ herein and other Loan Documents in reference to the Administrative Agent, it shall not be understood in any way that implies any fiduciary obligation or other, implicit (or expressed), that arises under the doctrine of the representation of any applicable law. In its place, said term will be used only as commercial and it is intended to create or reflect only one administrative agent between independent contracting parties.

(b)         Delegation of Duties. The Administrative Agent will be able to carry out any of its obligations under this Agreement or any other Loan Document by or through its representatives, employees, attorneys-in-fact and will be able to receive opinions from lawyers in relation with all matters related with said duties. The Administrative Agent will be liable for negligence or misconduct of its representatives or attorneys-in-conduct.

(c)          Liability of the Administrative Agent. Neither the Administrative Agent nor any of its Affiliates, officers, directors, employees, agents or attorneys-in-fact shall (i) be liable for any action or failure by it or any such Person under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any Creditor or any Participant for any recital, statement, representation or warranty made by the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company to perform its obligations hereunder or there under. Except as otherwise expressly stated therein, the Administrative Agent shall not be under

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any obligation to any Creditor or any Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of its Subsidiaries.

(d)         Reliance. (i) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, teletype or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority of Creditors as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of failing to take, taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority of Creditors (or such greater number of Banks as may be expressly required hereby) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Creditors.

(ii) For purposes of determining compliance with the conditions specified in Clause Twelfth of this Agreement, each Creditor that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Bank for consent, approval, acceptance or satisfaction, or required there under to be consented to or approved by or acceptable or satisfactory to such Bank unless the Administrative Agent shall have received notice from such Creditor prior to the proposed Borrowing Date specifying its objection thereto.

(e)          Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Creditors, unless the Administrative Agent shall have received written notice from a Creditor or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default.” The Administrative Agent will notify the Creditors of its receipt of any such notice in a timely manner, and in the 5 (five) Business Days following the receipt of such notice at the latest. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Majority of Creditors in accordance with Clause Thirteen; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Creditors.

(f)           Credit Decision. Each Creditor acknowledges that neither the Administrative Agent nor any of its Affiliates, officers, directors, employees, agents or attorneys-in-fact have made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken,

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including any consent to and acceptance of any assignment or any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Creditor as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Creditor represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Creditor also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly herein required to be furnished to the Creditors by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Creditor with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of any of the Administrative Agent or any of its Affiliates, officers, directors, employees, agents or attorneys-in-fact.

(g)          Indemnity. Whether or not the transactions contemplated hereby are consummated, the Creditors shall indemnify upon demand the Administrative Agent and its Affiliates, directors, officers, agents and employees (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold the Administrative Agent harmless from and against any and all Indemnified Liabilities; provided, however, that no Creditor shall be liable for the payment to the Administrative Agent of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Creditor shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower and without limiting the Borrower’s obligation to do so. The undertaking in this letter shall survive the payment of all Obligations and the resignation of the Administrative Agent.

(h)         Administrative Agent in Individual Capacity. Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and any of the Borrower’s Affiliates as though Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa were not the Administrative Agent hereunder and without notice to or

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consent of the Creditors. The Creditors acknowledge that, pursuant to such activities, Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa or its Affiliates may receive information regarding the Borrower or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Commitment, Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa shall have the same rights and powers under this Agreement as any other Creditor and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Creditor” and “Creditors” include Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa in its individual capacity.

(i)             Successor of the Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 (thirty) days’ notice to the Creditors. If the Administrative Agent resigns under this Agreement, the Majority of Creditors shall appoint from among the Creditors a successor agent for the Creditors which successor agent shall be subject to the prior approval of the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Creditors and the Borrower, a successor agent from among the Creditors. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Clause Eighteen and of the following Clauses Twenty Three and Twenty Four shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 (thirty) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Creditors shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority of Creditors appoint a successor agent as provided for above.

NINETEENTH. Enforcement Title. This Agreement, jointly with the account statement certified by the Borrower’s accountant, as the case may be, constitute an enforcement title in terms of article 68 of the Mexican Law of Credit Institutions (Ley de Instituciones de Crédito).

TWENTIETH. Notices. (a) For purposes of this Agreement, each party indicates as its address for service the following:

The Agent:

BANCO INBURSA, S.A., INSTITUCION DE BANCA MULTIPLE,

GRUPO FINANCIERO INBURSA

Paseo de las Palmas No. 736,

Col. Lomas de Chapultepec,

México, D.F. Zip Code 11000

Attention: Felipe Molina Bernal

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Telephone: (5281) 83180450

Facsimile: (5281) 83359400

Email: fmolinab@inbursa.com

The Borrower:

GRUMA, S.A.B. de C.V.

Calzada del Valle 407 Oriente

Col. Del Valle,

Zip Code 66230, San Pedro Garza García, N.L.

Telephone: +(5281)8399

Facsimile: +(5281) 8399-3357

Email: rcavazosm@gruma.com

The Creditors:

BANCO INBURSA, S.A., INSTITUCION DE BANCA MULTIPLE

GRUPO FINANCIERO INBURSA

Paseo de las Palmas No. 736,

Col. Lomas de Chapultepec,

México, D.F. C.P. 11000

Attention: Felipe Molina Bernal

Telephone: (5281) 83180450

Facsimile: (5281) 83359400

Email: fmolinab@inbursa.com

BANCO NACIONAL DE COMERCIO EXTERIOR, S.N.C.,

BANCA DE DESARROLLO

Av. Gómez Morín No. 350.

Col. Valle del Campestre,

San Pedro Garza García, Nuevo León

C.P. 66265

Attention: Leonel Napoleón Vásquez Gómez and

Felipe Cárdenas Estrada

Telephone: (5281) 83692121

Facsimile: (5281) 83692155

Email: lvasquezg@bancomext.gob.mx

HSBC MEXICO, S.A., INSTITUCION DE BANCA MULTIPLE,

GRUPO FINANCIERO HSBC

Av. Paseo de la Reforma 347,

Col. Cuauhtémoc,

Mexico, D.F., C.P. 06500

Attention: Victor Manuel Elixondo and

Cordelia González Flores

Telephone: (5281) 83192203

Facsimile: (5281) 83192349

Email: Victor.ELIZONSO@hsbc.com.mx

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(b)         All notices and notifications made under this Agreement will be sent in writing, electronic transmission systems, through courier, facsimile, email or through personal notice and will be effective in the moment in which they are delivered to the recipient and, in the case of notices by facsimile or email, at the moment in which they are transmitted and they obtain confirmation of transmission.

(c)          As long as a change of address is not notified in writing, the notices, notifications and other judicial and extrajudicial proceedings made in the indicated addresses will have full effects.

TWENTY FIRST. Applicable Law. This Agreement shall be governed and construed in accordance to Mexican laws.

TWENTY SECOND. Jurisdiction. For everything related to the interpretation and compliance of this Agreement, the parties submit to the jurisdiction of the courts located in Mexico City, Mexico, waiving to the jurisdiction of any other court that because of its present or future address or by any other reason may correspond to them.

TWENTY THIRD. Costs and Expenses. The Borrower will pay to the Administrative Agent and the Creditors, any documented cost or expense, including reasonable costs and expenses, documented and in terms of market and legal advisors outside of the Agent and the Creditors, incurred in connection with the preparation and execution of this Agreement, any Note or any of the Loan Documents. Also, the Borrower will pay to the Administrative Agent and the Creditors, within 30 (thirty) days after demand by the Administrative Agent or by the Creditors, as the case may be, any expense and reasonable fees, documented and in terms of market, legal advisors, incurred in connection with any amendment to this Agreement or any other Loan Document.

TWENTY FOURTH. Indemnity. The Borrower undertakes to indemnify the Administrative Agent, any member of the economic group identified as Grupo Financiero Inbursa and the Creditors and their respective directors, officers, employees, lawyers, agents and to bring them at peace from any losses, liabilities, claims, damages or expenses incurred by them, including without limitation, fees and expenses of legal advisors, incurred in relation with said proceeding or process (but excluding any losses, liabilities, claims, damages or expenses derived exclusively in bad faith, fraud, gross negligence and negligence of the Person with right to be indemnified, as determined by final judgment from competent court) that result from (i) the noncompliance of the Borrower’s obligations in accordance to this Agreement and the Loan Documents, (ii) any act or omission of the Borrower in relation to this Agreement and the Loan Documents, (iii) the omission of information or false, incomplete or incorrect information that was provided to the Administrative Agent or the Creditors in relation to this Agreement and the Loan Documents, or (iv) any dispute or proceeding (including threats of disputes or proceedings) related to this Agreement or any of the Loan Documents (the obligation to indemnify in relation to said scenarios, jointly, the ‘‘Indemnification Obligations’’). The obligations of the Borrower under this Clause Twenty Four will remain valid even after the termination of this Agreement.

TWENTY FIFTH. Amendments and Waivers.

(a)         Any amendment to any Loan Document, will only be considered valid if it was made in writing, subject to what is stated in letter (b) below, signed by the Majority of the Creditors or by the Administrative Agent in representation of the Creditors and the Borrower. Any waivers of rights in accordance to this Agreement will only be valid if they, subject to what is stated in letter (b) below, are recorded in writing by the Majority of the Creditors or the Administrative Agent in

TRANSLATION FOR INFORMATION PURPOSES ONLY

representation of the Creditors. If any Creditor, or the Creditors as a group, does not exercise or are delay the exercise of their right in accordance hereof, or any Loan Document, will not be considered, by that fact, that the Creditors or the Administrative Agent, as the case may be, have waived the exercise of their rights.

(b)         The following amendments to any Loan Document and the following waivers of rights under the Loan Documents will be authorized by the Creditors that represent 100% (one hundred percent) of the outstanding balance of the Loan:

(i)            Increase or extend the Commitment of the Creditors;

(ii)           Postpone or delay any fixed date by this Agreement or a Note for any payment of capital, interest, commissions, fees or other amounts under this or any other Loan Document;

(iii)          Reduce the capital or interest rate stipulated in this Agreement or reduce the amount or change the method of calculation the commissions, fees or other payable amounts under this or any other Loan Document;

(iv)          Amend, modify or cause any condition stipulated in Clause Twelfth, letter (a) to be waived;

(v)           Amend or modify the definition of ‘‘Majority of Creditors’’ or any other provision of this Agreement that specifies the percentage of the Commitments or the percentage or number of Creditors required to amend, waive or modify in another manner the rights hereunder or take determinations or actions hereunder;

(vi)          Amend, modify or waive any disposition of this Clause Twenty Fifth, letter (a); and

(vii)         Amend, modify or waive any disposition of Clause Ninth in a way that may alter the proportional participation required by said Clause;

Provided that, in addition to, no amendments, waivers or consent, unless it is in writing and signed by the Administrative Agent, plus the Majority of Creditors or by all Creditors, as the case may be, will affect the rights or obligations of the Administrative Agent in accordance with this Agreement or any other Loan Document, including, but without limiting to Clause Eighteen.

(c)          Any amendment to this Agreement or any other Loan Document in relation with the obligations, liabilities, or powers of the Administrative Agent, shall be previously consented to by the Administrative Agent.

TWENTY SIXTH. Improvidence. To the extent that the applicable law allows, the Borrower expressly and irrevocable waives to invoke and/or exercise any right that it may have in its favor because of unknown, extraordinary and/or unpredictable circumstances or events, that affect or may affect in any way the compliance of its obligations under this Agreement or any other Loan Documents.

TWENTY SEVENTH. Confidentiality. Each of the Administrative Agent and the Creditors agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates, and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that, the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory or self-regulatory authority including any securities exchange; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party from the ones intervening in this

TRANSLATION FOR INFORMATION PURPOSES ONLY

Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Clause, to (i) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Company; (g) with the consent of the Company; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Clause or (ii) becomes available to the Administrative Agent or any Creditor on a non-confidential basis from a source other than the Company. In addition, the Administrative Agent and the Creditors may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Creditors in connection with the administration and management of this Agreement, the Commitments, and the Loan. For the purposes of this Clause, “Information” means all information sent by the Borrower relating to the Borrower and/or its Subsidiaries and/or its business, other than any such information that is available to the Administrative Agent or any Creditor on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Company after the date hereof, such information shall be deemed to be confidential unless it is clearly identified in writing at the time of delivery as not confidential or it is apparent that such information is not confidential. Any Person required to maintain the confidentiality of Information as provided in this Clause shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

TWENTY EIGHTH. Counterparts. This Agreement may be signed in the number of counterparts that, by common agreement, the parties hereof determine, which will constitute one sole Agreement.

TWENTY NINTH. Headings. The parties agree that the headings to each of the Clauses of this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

THIRTIETH. Exhibits. The parties agree that the Exhibits are an integral part of this Agreement as if they were included hereof, and that this Agreement shall be interpreted taking into account the content of sad Exhibits.

[SIGNATURES ON A SEPARATE PAGE]

TRANSLATION FOR INFORMATION PURPOSES ONLY

This Agreement is signed on June 10, 2013 in Mexico City, Mexico.

THE BORROWER

GRUMA, S.A.B. DE C.V.

/s/ Raul Cavazos Morales
By: Raul Cavazos Morales
Title: Attorney-at-Law

/s/ Rodrigo Martinez Villarreal
By: Rodrigo Martinez Villarreal
Title: Attorney-at-Law

This page of signatures belongs to the loan agreement dated June 10, 2013, executed between GRUMA, S.A.B. de C.V., as the borrower, Banco Inbursa, S.A., Institución de Banca Múltiple Grupo Financiero Inbursa, as a Lead Arranging Agent, Creditor and Administrative Agent, the financial entities that are listed on Exhibit 1 of this Agreement, ad Creditors, Goldman Sachs & Co and Banco Santander (Mexico), S.A. Institución de Banca Múltiple, Grupo Financiero Santander Mexico and Arranging Agents.

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THE LEAD ARRANGER AGENT AND ADMINISTRATIVE AGENT

BANCO INBURSA, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE GRUPO FINANCIERO INBURSA

/s/ Felipe Molina Bernal
By: Felipe Molina Bernal
Title: Attorney-at-Law

This page of signatures belongs to the loan agreement dated June 10, 2013, executed between GRUMA, S.A.B. de C.V., as the borrower, Banco Inbursa, S.A., Institución de Banca Múltiple Grupo Financiero Inbursa, as a Lead Arranging Agent, Creditor and Administrative Agent, the financial entities that are listed on Exhibit 1 of this Agreement, ad Creditors, Goldman Sachs & Co and Banco Santander (Mexico), S.A. Institución de Banca Múltiple, Grupo Financiero Santander Mexico and Arranging Agents.

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THE CREDITORS

BANCO INBURSA, S.A., INSTITUCION DE BANCA MULTIPLE GRUPO FINANCIERO INBURSA

/s/ Felipe Molina Bernal
By: Felipe Molina Bernal
Title: Attorney-at-Law

This page of signatures belongs to the loan agreement dated June 10, 2013, executed between GRUMA, S.A.B. de C.V., as the borrower, Banco Inbursa, S.A., Institución de Banca Múltiple Grupo Financiero Inbursa, as a Lead Arranging Agent, Creditor and Administrative Agent, the financial entities that are listed on Exhibit 1 of this Agreement, ad Creditors, Goldman Sachs & Co and Banco Santander (Mexico), S.A. Institución de Banca Múltiple, Grupo Financiero Santander Mexico and Arranging Agents.

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THE CREDITORS

BANCO NACIONAL DE COMERCIO EXTERIOR, S.N.C., BANCA DE DESARROLLO

/s/ Leonel Napoleón Vásquez Gómez
By: Leonel Napoleón Vásquez Gómez
Title: Attorney-at-Law

/s/ Felipe Cárdenas Estrada
By: Felipe Cárdenas Estrada
Title: Attorney-at-Law

This page of signatures belongs to the loan agreement dated June 10, 2013, executed between GRUMA, S.A.B. de C.V., as the borrower, Banco Inbursa, S.A., Institución de Banca Múltiple Grupo Financiero Inbursa, as a Lead Arranging Agent, Creditor and Administrative Agent, the financial entities that are listed on Exhibit 1 of this Agreement, ad Creditors, Goldman Sachs & Co and Banco Santander (Mexico), S.A. Institución de Banca Múltiple, Grupo Financiero Santander Mexico and Arranging Agents.

TRANSLATION FOR INFORMATION PURPOSES ONLY

THE CREDITORS

HSBC MEXICO, S.A., INSTITUCION DE BANCA MULTIPLE, GRUPO FINANCIERO HSBC

/s/ Victor Manuel Elizondo Arias
By: Victor Manuel Elizondo Arias
Title: Attorney-at-Law

/s/ Cordelia González Flores
By: Cordelia González Flores
Title: Attorney-at-Law

This page of signatures belongs to the loan agreement dated June 10, 2013, executed between GRUMA, S.A.B. de C.V., as the borrower, Banco Inbursa, S.A., Institución de Banca Múltiple Grupo Financiero Inbursa, as a Lead Arranging Agent, Creditor and Administrative Agent, the financial entities that are listed on Exhibit 1 of this Agreement, ad Creditors, Goldman Sachs & Co and Banco Santander (Mexico), S.A. Institución de Banca Múltiple, Grupo Financiero Santander Mexico and Arranging Agents.

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Exhibit ‘‘1’’

List of Creditors

1.              Banco Inbursa, S.A., Institución de Banca Multiple, Grupo Financiero Inbursa.

2.              Banco Nacional de Comercio Exterior, S.N.C., Banca de Desarrollo.

3.              HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC.

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Exhibit ‘‘2’’

Commitments

Bank	Amount	Percentage of Participation
Banco Inbursa, S.A., Institución de Banca Multiple, Grupo Financiero Inbursa	$1,533,333,333.34	66.66%
Banco Nacional de Comercio Exterior, S.N.C., Banca de Desarrollo	$383,333,333.33	16.67%
HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC	$383,333,333.33	16.67%
Total	2,300,000,000.00	100%

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Exhibit ‘‘3’’

Borrower’s Accounts

Bank:	Banco Inbursa, S.A., Institución de Banca Multiple, Grupo Financiero Inbursa

Name:	Gruma, S.A.B. de C.V.

Account No:	50018760903

Clabe	036580500187609033

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Exhibit ‘‘4’’

Hedging Politics

See Exhibit.

TRANSLATION FOR INFORMATION PURPOSES ONLY

International Corporate Policy	Code: PDGIN04
Title
Risk Management	Substitutes: 1/SEP/2009	Edition: 002
Validity Date: 1/MARCH/2011

Objective

The Company recognizes that there are certain inherent risks to its business operations.  The Company will therefore establish guidelines that, to the extent practicable, allow Gruma to efficiently manage the risks to which it is exposed.

Scope

This policy is applicable to all of Gruma’s business divisions.

Issuing Area

Risk Management Committee

Contents

I.                                        Policy

II.                                   Definitions

III.                              Guidelines

Appendix

Autorización:

[illegible signature]
[illegible signature]	C.P. Juan. A. Quiroga	[ illegible signature ]
Ing. Raul Pelaez Cano	Chief Financial and Strategic	Lic. Salvador Vargas Guajardo
Chief Corporate Officer	Planning Officer
Chief Legal Officer

[illegible signature]		[illegible signature]
Ing. Leonel Garza Ramírez		Ing. Homero Huerta M.

Chief Procurement Officer		Chief Administrative Officer

 2009 Risk Management Committee©

TRANSLATION FOR INFORMATION PURPOSES ONLY

I.                                        Policy

Establish a Risk Management Process which will allow Gruma to identify, and to the extent practicable, to anticipate and/or mitigate events that could prevent or jeopardize the realization of its strategic, financial and operational objectives.

II.                                   Definitions

Risk

The possibility that an event, either internal or external, could adversely affect the organization’s ability to execute its strategies and prevent the achievement of its objectives.

Risk Management

A logical and systematic method of identifying, analyzing, evaluating, treating and monitoring the risks associated with the organization’s business activities, thereby allowing the organization to minimize losses and maximize opportunities. Risk management involves both identifying opportunities and avoiding or mitigating losses.

Environmental Risks

Risks that arise as a result of external situations and can affect the viability of the company’s business model.

Financial Risks

Risks associated with market and economic variable, including interest rates, financial instruments, commodities, and foreign exchange rates.

Operational Risks

Risks that result from the day-to-day operations of the company.

Strategic Risks

Risks that arise from the implementation of the corporate strategy and might jeopardize the achievement of its long-term objectives, including but not limited to political risks.

Risk Tolerance

The level of risk considered acceptable to the organization, taking into account the achievement of its objectives.

RMC

The Risk Management Committee, which includes the following members:

a.                   Chief Corporate Officer

b.                   Chief Financial and Strategic Planning Officer

c.                    Chief Legal Officer

d.                   Chief Administrative Officer

e.                    Chief Procurement Officer

f.                     Chief Technology Officer

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II.                                   Definitions, continuation

DRMC

Each DRMC will include the following members:

a.              Divisional Directors Team

b.              Corporate Director in charge of the specified area of business

III.                              Guidelines

•                  Gruma will adopt a risk management methodology which will allow it to identify risks, measure and quantify its level of exposure to such risks, and evaluate the appropriate strategies designed to mitigate the risks.  The objective is to achieve the best combination of risk and performance.  The divisional risk management committees will be responsible for the implementation of the risk management methodology within each division, as described in the appendix.

•                  The following categories will be established within the overall Risk Management structure:

a.       Environmental Risks: Risks associated with competition, customer needs, guarantee of supply, technological innovation, legal environment and financial markets.

b.       Operational Risks: Risks associated with day-to-day operations, including:

•                  Management style (leadership, performance incentives, and communications).

•                  Corporate governance (organizational culture, ethical behavior).

•                  Image (investor’s relationship, image qualification).

•                  Integrity (management fraud, employee fraud).

•                  Information Technologies (integrity, access, availability).

•                  Operation (client satisfaction, efficiency, capacity, care and environmental sustainability).

c.        Financial Risk: Risks associated with market and economic variable, including interest rates, financial instruments, commodities prices, and foreign exchange rates.

d.       Strategic Risks: Risks associated with the proper execution of the corporate strategy and might jeopardize the achievement of its long term objectives, including but not limited to:

•                  Entry to new products and/or markets

•                  Resource Allocation

•                  Merge and Acquisition transactions

•                  Reliability of information related to strategy design and execution

•                  Political

Continues…

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III.                              Guidelines, continuation

•                  Gruma’s Board of Directors will supervise the application of the Risk Management Policy throughout the Organization.  The Board will  review and authorize the risk management policy. The Board must monitor the execution of appropriate risk-mitigation actions such that the most significant risks to the company are properly reviewed and analyzed by the Audit Committee.

•                  The Gruma CEO may designate and/or substitute RMC members.

•                  The RMC monitors all the risks which have the potential to hinder the organization’s strategic business objectives.  The Committee will use the risk management methodology and take the necessary actions to ensure the fulfillment of the organization’s objectives. In order to carry out its  responsibilities, the RMC has the following functions:

a.              Propose objectives, policies and procedures for risk management.

b.              Verify that the general objectives of the organization are widely known since they are the basis for any risk management policy.

c.               Authorize risks tolerance by division, business area and type of risk.

d.              Report to the Audit Committee, at a minimum on a quarterly basis, regarding:

•                  The assumed risk exposure and the negative impact to the company, consolidated, by division, by unit of business / area and by type of risk.

•                  The behavior of the tolerance to the established risks, bearing in mind the result of the audits and evaluations relative to the procedures of risk management.

e.               Authorize and implement institutional strategies to control and / or minimize the diverse risks facing the organization.  This task includes, for example, the authorization of interest rate hedging and other financial transactions.

f.                The RMC is responsible for ensuring that all Gruma’s different DRMC are verifying that the risks the company faces in its operations are being identified, evaluated and monitored.  The RMC should promote the integration of its risk management activities with the organization’s broader strategic planning process and make sure that the necessary mitigating elements are considered in the Divisional annual budget process. This monitoring activity should be performed through the year.

g.               The RMC shall act by a vote of a super majority of its members equal to five out of six of its members. In the absence of agreement by five out of six of the members of the RMC in respect of any matter, the CEO shall decide such matter and such decision by the CEO shall be bind over.

TRANSLATION FOR INFORMATION PURPOSES ONLY

III.                              Guidelines, continuation

h.              Upon request by the RMC, each Divisional and functional areas will provide all risk strategies to RMC. The RMC will consolidate all risk strategies in the official budget presentations to the Board of Directors and Audit Committee.

•                      Each DRMC is responsible for identifying, evaluating and monitoring the risks the company faces in its operations, such as environmental risks, operational risks, financial risks and strategic risks.  The DRMC should promote the integration of its risk management activities with the organization’s broader strategic planning process and make sure that the necessary mitigating elements are considered in the Divisional annual budget process.  Each Divisional Risk Management Committee will be led by the most senior employee responsible for each division.  As necessary, each Committee will be able to seek input from the individuals in charge of risk evaluation, that is, each DRMC must determine the risk tolerance for its division and submit it to the RMC approval.

•                  The DRMC will designate the person(s) responsible(s) to apply the risk management methodology.  In other words, the person(s) who must identify, document, evaluate, and monitor the relevant risks, as well as of determining the related risk tolerance, which will be then presented for approval by the respective Committee.

•                  Internal Audit Department must conduct an objective evaluation of the integral risk management process through periodic reviews. Such periodic reviews should involve observing, evaluating and recommending actions designed to improve the decision-making process, which should be informed through the institutional communication channels to the corresponding RMC and DRMC.

•                       Mitigation Risk Instruments. The following  Mitigation Risk Instruments are permissible:

•                  Financial Derivative Instruments and Hedging Instruments

i.                       With respect to the use of derivatives, the use of derivative financial instruments and hedging instruments for speculative purposes or with the aim of obtaining profits based on changing market values is prohibited under all circumstances. Any derivative financial contracts entered into by the organization must be associated with a hedged item that is relevant to business activities, such as the purchase of inventories, heating oil, packaging material, fuel consumption (commodities), interest payments with a determined rate, foreign currency payments at a given exchange rate. The notional amounts cannot be higher than 100% of the operational needs of the hedge item, in a period not longer of 18 months.

Continues…

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III.                              Guidelines, continuation

•                       Mitigation Risk Instruments. The following  Mitigation Risk Instruments are permissible:

•                  Financial Derivative Instruments, continuation

ii.                    Only the derivative financial instruments hedging alternatives presented by financial institutions, which are recognized on the financial ambit as honest an professionals, should be analyzed.

iii.                 The purchase of derivative financial instruments for hedging purposes is only allowed if such derivatives are used with the objective of mitigating any or several of the financial risks generated by a transaction or a group of transactions associated with a hedged item, such as those which are used to mitigate market risks.

iv.                To the extent practicable, derivative financial instruments should not be contracted with financial institutions that require margin calls.

v.                   All contracts for the purchase of derivative financial instruments must have the approval of Gruma’s Chief Legal Officer.

vi.                The derivative instruments must be used within the limits established by the Risk Management Committee.  The use of derivatives must be evaluated in conjunction with the additional risks posed by their use, including credit risks, liquidity risks and legal risks.  Derivatives must only be used when the proposed result outweighs the risks associated with their use.

vii.             The Mexican Financial Reporting Standards establish in the C-10 bulletin “Derivative Financial Instruments and of Hedging”, some documentary evidence conditions so that a financial instrument can be considered as hedging.  For the purpose of this policy these conditions do not apply, it is only necessary to demonstrate that the intention of the financial instrument is not speculative or entered into with the and solely to obtain profits based on the changes of its market value.

Continues…

TRANSLATION FOR INFORMATION PURPOSES ONLY

III.                              Guidelines, continuation

•                       Mitigation Risk Instruments. The following  Mitigation Risk Instruments are permissible:

•                  Other Hedging Instruments

Gruma will establish the necessary loss prevention programs for its business operations and human element (safety). Within this program the following can be used:

•                       Operative Coverage

a.              Property Loss Prevention

b.              Property All Risk

c.               Malicious Product Tampering

d.              Crime

e.               Terrorism

•                       Third Parties Coverage

f.                General and Products Liability

g.               Directors and Officers Liability

h.              Automobile Liability

•                       Employee Benefits Coverage

i.                  Life insurance

j.                 Disability insurance

k.              Medical insurance

•                  Any modification to the present policy requires the prior approval of the Board of Directors based on the Audit Committee’s recommendation.

TRANSLATION FOR INFORMATION PURPOSES ONLY

Appendix

Risk Management Methodology

The company establishes a risk management methodology based on the norm AS/NZ 4360 which presents the following 7 components:

TRANSLATION FOR INFORMATION PURPOSES ONLY

Exhibit ‘‘5’’

Note Template

NOTE

NOT TRANSFERABLE BY ENDORSEMENT

$[*]

FOR VALUE RECEIVED, the undersigned, Gruma, S.A.B. de C.V. (the ‘‘Borrower’’), by this Note unconditionally promises to pay to the order of [*] (the ‘‘Bank’’) the principal amount of $[*] ([*] Mexican Pesos [*]/100), payable on eight semiannual installments on the Principal Payment Date (as defined below) of the corresponding month in accordance with the following calendar of amortizations (each one, a ‘‘Principal Payment Date’’), unless the last Principal Payment Date, which will be on 10 June 2018 (the ‘‘Maturity Date’’)) and in the quantities that are listed below:

Principal Payment Date	Amortization Amount
[*]	$	[*]
[*]	$	[*]
[*]	$	[*]
[*]	$	[*]
[*]	$	[*]
[*]	$	[*]
[*]	$	[*]
Maturity Date	$	[*]

The Borrower also unconditionally promises to pay to the Bank interest on the unpaid principal amount of this Note, from the date hereof until the Maturity Date, at the annual Interest Rate (as defined below) that will be the same as the TIIE Rate (as defined below) applicable during each Interest Period (as defined below) plus the Applicable Margin (as defined below) (the ‘‘Interest Date’’). The interest shall be paid in arrears on the last day of the Interest Period; given that, the last interest payment date shall occur precisely on the Maturity Date.

Any outstanding principal amount and, to the extent permitted by the applicable law, interest not paid when due under this Note, shall bear overdue interest on the overdue and unpaid amount from the date in which said payment should have been made in its entirety, at a rate per annum equal to the sum of the Interest Rate applicable during each Interest Period on which the default occurs and is continuing multiplied by 1.5 (one point 5). Said overdue interest shall be payable on demand.

Ordinary and overdue interest hereunder shall be calculated on the basis of the actual number of days elapsed (including the first day but excluding the last day), divided by 360.

For the purposes of this Note, the following terms shall have the following meanings:

‘‘Administrative Agent’’ means Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa.

‘‘Applicable Margin’’ means 262.5 pbs (two hundred sixty-two point five base points (pbs)).

TRANSLATION FOR INFORMATION PURPOSES ONLY

‘‘Business Day’’ means, any day on which commercial banks in Mexico City, Distrito Federal, México, carry out their operations and are not authorized to close. Notwithstanding the foregoing, for purposes of this Note, Saturdays, Sundays, and December 31 of every year won’t be considered as a Business Day.

‘‘Interest Payment Date’’ means the last day of each Interest Period.

‘‘Interest Period’’ means every quarterly period based on which the interest on the unpaid principal of this Note shall be calculated.

‘‘Mexico’’ means the United Mexican States.

 ‘‘TIIE Rate’’ means, for each Interest Period, the Tasa de Interés Interbancaria de Equilibrio within 91 (ninety one) days, published by the Mexican Central Bank (‘‘Banco Central de México’’) in the Official Federation Gazette (‘‘Diario Oficial de la Federación’’) on the first day of the corresponding Interest Period; provided that, in case that the first day of the Interest Period is not a Business Day, the TIIE Rate will be the one published on the immediate preceding Business Day to the starting date of such Interest Period or the closes Business Day.

All payments of principal and interest that the Borrower should make in accordance with this Note will be free of taxes, rights, contributions, retentions, deductions, charges or any other tax responsibility payable in accordance with the law, rules and other legal dispositions applicable in Mexico, with no setoff, in immediately available funds no later than 12:00 noon (Mexico City time) on the day that the payment is due, in pesos, legal currency in Mexico, to the benefit of the Bank, in bank account No. 50018760903, CLABE No. 036580500187609033, maintained by the Administrative Agent in Banco Inbursa Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa. The Borrower agrees to reimburse upon demand, in the same manner and funds, all reasonable and documented costs and expenses incurred in connection with the enforcement of the Note (including, without limitation, all reasonable and documented legal fees and expenses).

If any tax, right, contribution, retention, charge, lien or any other tax responsible together with interest, charges, sanctions, fines or derived charges (‘‘Taxes’’) are applicable on the payments of principal, interests, commissions and any other payable amount in relation with this Note, the Borrower will pay the necessary additional sums to the corresponding tax authority, on the account of the holder of this, the amount of any of such Taxes, and will pay to the holder of this Note the additional amounts that are required to ensure that the Bank will receive the same amounts that they received, if those Taxes were not applicable. The foregoing will not be applicable in relation to the income tax or similar taxes payable by the holder of this Note over his income or total assets in accordance with the laws, rules and other legal dispositions in Mexico or any other jurisdiction of which it is a resident, is legally established in or has a permanent establishment in.

This Note shall be governed by and construed in accordance with the laws of Mexico.

Any legal action or proceeding relating to this Note could be brought in any federal court sitting in Mexico City, Distrito Federal; the undersigned and the holder of this Note waive the jurisdiction of any other courts.

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The Borrower hereby waives diligence, demand, protest, presentment, notice of dishonor or any other notice or demand whatsoever.

For purposes of article 128 of the General Law of Negotiable Instruments and Credit Transactions of  Mexico, the term  of presentment of this Note is hereby irrevocably extended for a period of six (6) months following the Maturity Date, provided that such extension will not prevent the presentment of this  Note prior to such date.

This Note consists of 3 (three) pages evidencing one instrument.

This Note is issued in the City of Monterrey, Nuevo Leon, Mexico, on [*] of [june] of 2013.

THE BORROWER

GRUMA, S.A.B. DE C.V.

By: [*]	By: [*]
Title: Attorney-in-fact	Title: Attorney-in-fact

Borrower’s Address:

Rio de la Plata No. 407 Oriente

Colonia del Valle, C.P. 66220

San Pedro Garza Garcia,

Estado de Nuevo Leon, Mexico.

TRANSLATION FOR INFORMATION PURPOSES ONLY

Exhibit ‘‘6’’

Compliance Certificate Template (Financial Information)

Responsible Officer Certificate

The undersigned, in my character as a Responsible Officer (as defined on the Loan Agreement) of Gruma, S.A.B. de C.V., (the ‘‘Borrower’’), in accordance with Clause Tenth, letter (a), numeral (iii) of the Loan Agreement dated 10 June 2013, entered into the Borrower, as borrower, Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, as a arranging agent leader and administrative agent, and the financial entities listed in the Schedule 1 of said contract, as creditors (jointly, the ‘‘Creditors’’) ( the ‘‘Loan Agreement’’), I CERTIFY that:

(i)                                     [based on the Borrower and its Consolidated Subsidiaries’ determined and consolidated financial statements (as said term is defined on the Loan Agreement) to [*]] [the internal consolidated financial statements of the Borrower and its Consolidated Subsidiaries to [*]], delivered to the Agent in this act, the Borrower maintains (A) a Hedging Interest Index (as defined on the Loan Agreement) of [*] to [*], thus being in compliance with such financial indexes in accordance with what is stated on Clause Eleventh letters (i) and (j), respectively, of the Loan Agreement ; and

(ii)                                  that as of this date it has not occurred nor it is continued an Event of Default (as defined on the Loan Agreement).

IN WHITNESS WHEREOF, in my own handwriting, I hereby Certify on this [*] day of [june] of 2013.

By: [*]
Title: [*]

TRANSLATION FOR INFORMATION PURPOSES ONLY

Exhibit ‘‘7’’

Secretary Certificate Template

Secretary Certificate

GRUMA, S.A.B. DE C.V.

I, the undersigned, Mr. Salvador Vargas Guajardo, in my capacity as Secretary of the Board of Directors of Gruma, S.A.B. de C.V. (the ‘‘Company’’), in accordance with Clause Twelfth, letter (a), numeral (iii) of the Loan Agreement dated June 10 2013, entered into by the Company, as the borrower, Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, as leader arranging agent and administrative agent, and the financial entities listed on Schedule 1 of said agreement, as creditors (the ‘‘Loan Agreement’’), hereby certify that:

1.              The capitalized terms and not defined in this document, will have those meanings set forth on the Loan Agreement.

2.              The undersigned has enough capacity and sufficient powers to subscribe and deliver this Certificate in representation of the Company.

3.              The following people are dully empowered and authorized to jointly, execute and subscribe the Loan Agreement, and the signatures that appear below are the true and authentic signatures of the corresponding attorneys-in-fact:

Name	Signature

Mr. Juan Antonio Quiroga García

Mr. Raúl Cavazos Morales

Mr. Salvador Vargas Guajardo

Mr. Homero Huerta Moreno

Mr. Rodrigo Martinez Villarreal

4.              The Company has executed all necessary corporate actions and obtained all corresponding authorizations in relation to the transactions contemplated on the Loan Agreement. Particularly, the undersigned, in his character of Secretary of the Board of Directors of the Company, certifies that during the Company’s Board of Directors’ Meeting celebrated on April 24, 2013, it was resolved, among other matters, to authorize the Company to execute and subscribe the Loan Agreement, the Notes and other Financial Documents. Said resolutions are valid and enforceable, have not been modified, amended or revoked to this date, and are the only necessary actions and authorizations for the Company to subscribe and execute the Loan Agreement, the Financial Documents and any other document in relation to the same.

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5.              The approval, authorization, resignation or consent it is not required to, or registry before any Governmental Authority (including, without limitation, approval for exchange control), in relation with the signature, delivery and execution of the Loan Agreement or any other Financial Document by the Company.

IN WHITNESS WHEREOF, in my own handwriting sign this Certificate on this [*] day of [june] of 2013.

Mr. Salvador Vargas Guajardo
Secretary of the Board of Directors
Gruma, S.A.B. de C.V.

TRANSLATION FOR INFORMATION PURPOSES ONLY

Exhibit ‘‘8’’

Legal Opinion Template of the Borrower

[*] of [*] of 2013

Banco Inbursa, S.A., Institución de Banca Múltiple

Grupo Financiero Inbursa,

As Leader Arranging Agent and

Administrative Agent of the Loan Agreement
mentioned further below

Dear Sirs:

I, Salvador Vargas Guajardo, in my character as the Borrower’s (as defined below) in-house counsel, make reference to the Loan Agreement dated June 10, 2013, for a total amount of $2,300,000,000.00 (two thousand three hundred million pesos, legal currency in the United Mexican States 00/100) (the ‘‘Loan Agreement’’), entered into by Gruma, S.A.B. de C.V., as the borrower (the ‘‘Borrower’’); Banco Inbursa, S.A., Institución de Banca Múltiple, as arranging leade agent and administrative agent (the ‘‘Administrative Agent’’) and the financial entities listed on Schedule 1 of said agreement (the ‘‘Creditors’’) and Goldman Sachs & Co. and Banco Santander (Mexico), S.A., Institución de Banca Múltiple, Grupo Financiero Santander México, as arranging agents (the ‘‘Arranging Agents’’). This opinion is pursuant to Clause Twelfth, letter (a), subsection (vi)(A), of the Loan Agreement. The capitalized terms used in this document will have the same meaning set forth for them in the Loan Agreement, unless they are defined here in a different manner.

In rendering this opinion, I have reviewed originals or copies of the following documents:

(a)         a counterpart of the Loan Agreement;

(b)         the Note template attached as Exhibit ‘‘5’’ to the Loan Agreement;

(c)          the public deed described in Appendix ‘‘A’’ hereto, that contains the Borrower’s current articles of association;

(d)         the public deeds described in Appendix ‘‘B’’ hereto, that contain the Borrower’s current powers-of-attorney; and

(e)          those other documents and those laws, decrees, regulations and similar considered to be necessary to issue the opinions subject matter hereto.

The referred to documents in letters (a) and (b) above, in the following will be jointly referred to as the ‘‘Financial Documents’’.

To render this opinion, I have assumed, without carrying out an independent investigation or any verification, (i) the accuracy of all signatures (except for the signatures of the Borrower’s attorney-in-fact), (ii) the authenticity of all documents that were delivered to us as originals, as well as the fidelity of the original documents with the documents that we delivered to us as certifications or

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copies, and (iii) the corresponding powers, as well as the due execution of the Financial Documents by the parties (except by the Borrower).

Based on the foregoing, I am of the following opinion:

1.              The Borrower is a corporation duly organized as a sociedad anónima bursátil de capital variable in accordance with the laws of the United Mexican States (‘‘Mexico’’), and it is fully empowered according to its company purpose to execute and subscribe the Financial Documents, and to assume the obligations that are established in them.

2.              The execution and subscription on the Borrower’s part of the Financial Documents and the compliance of every one of its obligations under them, has been duly authorized in accordance with the applicable legislation and its articles of association, and do not infringe (i) its valid articles of association to this date, (ii) any law or administrative or contractual provision, of any nature, that binds or affects it.

3.              Any two of the sirs Juan Antonio Quiroga García, Homero Huerta Moreno, Salvador Vargas Guajardo, Raúl Cavazos Morales, Rogelio Sánchez Martínez and Rodrigo Martínez Villarreal, acting in a joint manner, have sufficient powers to bind the Borrower in accordance with the Financial Documents.

4.              The Borrower does not require consent, authorization or registration of or before Governmental Authority or any third party for the execution and subscription of the Financial Documents or for the subscription of the Notes, for the validity and enforceability of the same or the compliance of its obligations in accordance with them.

5.              The Loan Agreement constitutes, and the Notes, once they have been subscribed in the terms on the Loan Agreement by any two of the individuals referred to in letter 3 above, acting jointly, as attorneys-in-fact of the Borrower, will constitute, legal and valid obligations of the Borrower, respectively, enforceable against him in accordance with its respective terms.

6.              All tax returns and reports of the Borrower and each of its Material Subsidiaries, that according to the applicable law must be filed with tax authorities, have been filed; and all taxes and other contributions in charge of the Borrower and each of its Material Subsidiaries, in respect of its income or assets, that must be made or withheld, have been made or withheld; except for (i) those that were contested in good faith through the adequate proceedings and for those that were established the necessary reserved in accordance with the NIIF, in its case; and (ii) those that if not filed or paid, individually or jointly, it could not be reasonably expected to have a Material Adverse Effect.

7.              The Borrower’s payment obligations in accordance with the Loan Agreement and the Note, once subscribed, constitute unsubordinated obligations of the Borrower and will have at all times at least the same preference of payment as its other non-guaranteed debts, current of future (with the exception of those obligations of payment that have preference in accordance with applicable legislation).

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8.              None of the payments in favor of the Creditors (that qualify as a Mexican Financial Institution) according to the Loan Agreement and the Note, once subscribed, are subject to retentions or deductions according to Mexican tax legislation.

9.              The submission by the Borrower to the jurisdiction of the courts located in Mexico City according to the Loan Agreement and the Notes, are valid and enforceable in accordance with Mexican laws.

10.       Except as disclosed on Appendixes ‘‘A’’ and ‘‘B’’ of the Loan Agreement, as of the date hereof there are no pending actions, suits or proceedings, including environmental, tax and labor conflicts or any other disputes against the Borrower or any of its Material Subsidiaries before any court, Governmental Authority or arbitrator, that (a) could reasonably be expected to have a Material Adverse Effect, or (b) could affect the legality, validity or enforceability of the Financial Documents.

11.       The Borrower is in compliance of every contract to which it is a part of, or that is applicable to itself or its assets, except for those defaults, individually or jointly, could not be reasonably expected to cause a Material Adverse Effect, or that in any other way could affect the validity and enforceability of the Financial Documents.

12.       The Notes, once subscribed in the terms of the Loan Agreement will constitute a ‘‘título de crédito’’ according to the current Law of Credit Instruments and Operations (‘‘Ley General de Títulos y Operaciones de Crédito’’).

This opinion is subject to the following exceptions:

a.              The enforceability of the Financial Documents could be limited in case of a ‘‘concurso mercantil’’ and other statutes of general application related to or affecting the creditors’ rights;

b.              In accordance with Mexican law, labor obligations, claims from tax authorities for unpaid taxes, social security fees, housing fund or retirement savings system, they have preference by operation of law and will have preference over the Creditors.

c.               the Borrower’s obligations that have the purpose to bind itself in matters that by law are reserved to shareholders, or that require for its compliance force shareholders to vote or abstain from doing so or require that the Borrower votes or abstains from voting in any of its Subsidiaries, are not enforceable under Mexican law through compulsory compliance.

d.              The clauses in the Financial Documents that grant discretionary powers to the Creditors or to the Administrative Agent cannot be enforced in an inconsistent way with relevant facts nor are they above any requirement of a competent authority to generate sufficient evidence in respect of the basis of any determination. Also, under Mexican law, the Borrower will have the right to defend itself before any court from any determination made in use of said discretionary powers that pretend to be definitive and binding;

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e.               The Notes include the caption ‘‘not negotiable’’ so that the Notes are not transferrable through endorsement and the exceptions had against the original holder of the Note including those exceptions that arise from the Financial Documents will be effective against the assignee of the Notes;

f.                To take the possession, enter, remove, sell, transfer or make any other use of the property or carry out any other similar proceeding in Mexico, the intervention of a Mexican judicial or administrative authority will be necessary, complying with the rules of hearing rights;

g.               According to Mexican law it is not possible to waive process rights. Any waiver from the Borrower in the Financial Documents to its right to defend itself against payment claims or any other defending right, to object the designation of jurisdiction or assist a trial could not be valid under Mexican law.

h.              The proceedings in favor of the Administrative Agent and/or the Creditors could be limited by statutes of limitations (‘‘prescripción’’), subject to exceptions, to set-off, or to a counterclaim. Under Mexican law, waiving statute of limitations dispositions and other applicable dispositions considered to be of public interest are not valid, binding nor enforceable.

i.                  The right to set-off established on Clause Sixteen of the Loan Agreement can only be enforced (i) over determined and payable amounts, and (ii) provided that a relationship between the Borrower and Creditor exists;

j.                 Any clause in the Financial Documents that establish that the invalidity or illegality of any part of it will not void the rest of said document, it could not be enforceable in Mexico in the case that said invalid or illegal part is an essential element of the corresponding Financial Document;

k.              According to Mexican law, the charge of interest on interest is not enforceable;

l.                  According to Mexican law, the enforceability of the compensatory clauses of the Financial Documents can be limited by the public interest;

m.          This legal opinion is limited to matters related to applicable current Mexican law as of the date hereof, thus I do not assume any obligation to update or review in the future.

This opinion is issued solely for your benefit and that of the Creditors and solely in connection to the Financial Documents, so that it may not be used by you or the Creditors for a different purpose that the one stated above, nor will it be possible to be quoted, circulated, presented or referred to in another public document nor delivered to any other person without my previous consent; provided that, it can be delivered to the legal advisors of the Administrative Agent, of the Creditors, and the assignees and participants of the Loan Agreement and/or the Notes under the terms of the Loan Agreement.

TRANSLATION FOR INFORMATION PURPOSES ONLY

Sincerely,

By: Mr. Salvador Vargas Guajardo
Title: In house Counsel

Appendix

Appendix ‘‘A’’
Bylaws

Appendix ‘‘B’’
Powers of Attorney

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Exhibit ‘‘9’’

Responsible Official Certificate Template

I, the undersigned, in my character as Responsible Officer (according to said term as defined on the Loan Agreement) of Gruma, S.A.B. de C.V. (the ‘‘Borrower’’), in accordance with Clause Twelfth, letter (a), subsection (viii) of the Loan Agreement dated June 10, 2013, entered into by the Borrower, as borrower, Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, as arranging leade agent and administrative agent, and the financial entities listed in Exhibit 1 of said contract, as creditors (jointly, the ‘‘Creditors’’), and Goldman Sachs & Co. and Banco Santander (Mexico) S.A., Institución de Banca Múltiple, Grupo Financiero Santander Mexico (the ‘‘Arranging Agents’’) (the ‘‘Loan Agreement’’), CERTIFIY that:

1.              Each and every one of the representations made by the Borrower in accordance with the Loan Agreement are true in every aspect as of the date hereof.

2.              No Event of Default (as defined in the Loan Agreement) has occurred is being continued.

3.              That from March 31, 2013, there has been no (A) fact or circumstance that has had or could reasonably be expected to have a Material Adverse Effect, and (B) a fact or circumstance of financial, political or economic nature in Mexico that has had or could reasonably be expected to have a Material Adverse Effect on the capacity of the Borrower to comply with its obligations under the Loan Agreement or any o the other Financial Documents.

IN WITNESS WHEREOF, in my own handwriting, I sign this Certificate in this day [*] of [June] of 2013.

By: [*]
Title: [*]

TRANSLATION FOR INFORMATION PURPOSES ONLY

Exhibit ‘‘10’’

Assignment and Acceptance Template

Assignment and Acceptance Agreement dated [*] of[*] of 20[*] (in the following, the ‘‘Agreement’’), entered into [Name of the Assigning Creditor], as assignor (in the following, the ‘‘Assigning Creditor’’)and (name of the new assignee creditor] as assignee (in the following, the ‘‘New Creditor’’), and with the appearance of [Gruma, S.A.B. de C.V., as borrower (in the following, ‘‘Gruma’’ or the ‘‘Borrower’’)](1) and Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, as administrative agent (in the following, the ‘‘Administrative Agent’’) of the Loan Agreement (as defined below) in accordance with the following RECITALS, REPRESENTATIONS and CLAUSES.

RECITALS

I.                                        Dated June 10, 2013, the Borrower, the Administrative Agent and the financial institutions set forth on Exhibit 1 of the same, as creditors (jointly, the ‘‘Creditors’’), and Goldman Sachs & Co. and Banco Santander (Mexico), S.A., Institución de Banca Múltiple, Grupo Financiero Santander Mexico, as arranging agents (the ‘‘Arranging Agents’’) executed a Loan Agreement (as it is amended, added into or supplemented, from time to time, in the following, the ‘‘Loan Agreement’’), according to which the Creditors convened to grant Gruma a loan for an amount of up to $[*].00 ([*] pesos Mexican Currency 0/100).

REPRESENTATIONS

1.              The new Creditor represents:

(a)         That it is its will to acquire the rights of the Assigning Creditor in accordance to the Loan Agreement to the effect to be a ‘‘Creditor’’ in the terms of said agreement, and assume obligations and responsibilities of a ‘‘Creditor’’ in accordance with the Loan Agreement, through the execution of this Agreement to the effect of complying with what is stated in Clause Fifteen, letter (a)(D)(2) of the Loan Agreement.

(b)         That it is an Eligible Assignee

(c)          That it has received a copy of the Loan Agreement and financial information referred to in Clause Tenth, letters (a)(i) and (ii) of the Loan Agreement.

(d)         That it expressly recognizes the existence of the Administrative Agent and its the legal capacity to act as Administrative Agent in representation and benefit of the Creditors under the terms of the Loan Agreement.

Pursuant the foregoing, the Assigning Creditor and the New Creditor convene on the following:

CLAUSES

FIRST. Definitions. The terms capitalized used in this agreement, will have the same meaning set forth on the Loan Agreement unless they are defined differently in this Agreement.

SECOND. Assignment of Rights. In accordance with what is stated on Clause Tenth, letter (a)(D)(2) of the Loan Agreement, the Assigning Creditor assigns [all of his rights] [a participation of [*]% of the Loan

(1)  Prior to an Event of Default

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derived from its Commitment equivalent to an amount of %[*] ([*] Pesos)] in accordance to the Loan Agreement to the New Creditor, who accepts in this act, in the terms of Articles 2019, 2020, 2032 and other applicable from the Federal Civil Code (“Codigo Civil Federal”) and its correlative articles from the civil codes of the rest Federal Entities of the Mexico and Mexico City.

THIRD. Recognition and Acceptance. Through the execution of this Agreement, as of this date, the New Creditor recognizes and accepts before the Borrower, the Administrative Agent and the Creditors that it will bear all the obligations, responsibilities and rights of a “Creditor” in accordance with what is established in the Loan Agreement and will be considered a ‘‘Creditor’’ in the terms of the Loan Agreement and its Exhibits and thus it undertakes to comply with all obligations established in charge of the Creditors under the Loan Agreement.

FOURTH. Effective Date. The effective date of this assignment will be on [*](the “Effective Date”). Once this Agreement has been signed by the Assigning Creditor and the New Creditor, the Assigning Creditor will deliver to the Administrative Agent and the Creditor so these will sign of conformity, being such case, and once signed by all parties it will take effect on the Effective Date.

FIFTH. Note Substitution. [The Assigning Creditor shall deliver to the New Creditor the Note that evidences the Loan deriving from the Credit Object of this assignment, duly assigned in favor of the New Creditor, who at the same time could instruct the Administrative Agent, so he requests and arranges the substitution of said Note with the Creditor in favor of the New  Assignor](2) [The Assigning Creditor shall deliver to the Administrative Agent the Note that derives from the Loan object of this Assignment so the Administrative Agent requests from the Borrower the issuance of the new note(s) (as the case may be) that substitute the Note as to reflecting the assignment matter of this Agreement](3)

SIXTH. No Novation. The execution of this Agreement does not constitute novation, payment, early payment, compliance with or extinction of any of the Borrower´s obligations in accordance with the Loan Agreement or the Notes, including its exhibits, appendixes and amendments.

SEVENTH. Governing Law. This Agreement shall be governed by, and construed in accordance with Mexican laws.

EIGHT. Submission to Jurisdiction. In case of conflict in the interpretation and compliance with this Agreement, the parties submit to the jurisdiction of the courts of Mexico City, Distrito Federal, waiving to the jurisdiction of any other court that corresponds to them because of their current or future domiciles or any other cause.

This Agreement is signed in Mexico City, on the date stated in the foreword.

THE ASSIGNING CREDITOR
[*]

By: [*]	By: [*]

(2)  In case of a Total Assignment

(3)  In case of a Partial Assignment

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Title: Attorney-in-fact	Title: Attorney-in-fact

THE NEW CREDITOR
[*]

By: [*]	By: [*]
Title: Attorney-in-fact	Title: Attorney-in-fact

Consented to and Accepted on [*] of [*] of 20[*] by:

THE ADMINISTRATIVE AGENT

BANCO INBURSA, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA

By: [*]	By: [*]
Title: Attorney-in-fact	Title: Attorney-in-fact

Consented to and Accepted on [*] of [*] of 20[*] by:

THE BORROWER

GRUMA, S.A.B. DE C.V.

By: [*]	By: [*]
Title: Attorney-in-fact	Title: Attorney-in-fact

TRANSLATION FOR INFORMATION PURPOSES ONLY

Exhibit “11”

Authorization Letter of Credit Information Template

Authorization Letter to request Credit Reports

Legal Entity

By this means, the undersigned, on behalf and in representation of Gruma, S.A.B. de C.V. (the “Company”), expressly manifests that it is knowledge of my client that the Credit Reporting Companies are intended to provide credit information services on the operations made by financial institutions with natural persons and/or legal entities, for which in this act I expressly authorize Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa and [name of other Creditors] (jointly, the ‘‘Banks’’), so each one of them, through its empowered representatives, carries out, at any moment, investigations over the credit behavior of the Company represented in the Credit Reporting Companies (Sociedades de Información Crediticia) as deemed convenient.

Also, I declare on behalf and in representation of the Company that it fully knows the nature and scope of the information that will be requested, of the use the Banks will give to such information and that the Banks may make periodic consults of its credit history during the time it maintains a legal relation with my client in accordance to certain Loan Agreement dated June 10, 2013, celebrated between the Company, as borrower, and the Banks as Creditors.

Under oath, I state to be a legal representative of the Company and that the powers of attorney which I hold me have not been revoked or limited in any way.

Name of the Company: Gruma, S.A.B. de C.V.

Federal Tax Registry (Registro Federal de Contribuyentes):

Address:

Telephone(s):

Date in which the consult is authorized:

I hereby state on behalf and in representation of my client, that the Company does not reserve any right and/or legal action and/or any other nature in relation to this authorization.

Also, I state that the Company recognizes and accepts that this document shall stay under property of the Banks and/or the Credit Reporting Company (Sociedades de Información Crediticia) that is consulted for purposes of control and compliance with article 28 of the Law to Regulate Credit Reporting Companies (Ley para Regular a las Sociedades de Información Crediticia).

GRUMA, S.A.B. DE C.V.

By: [Name of the Legal Representative]
Title: Attorney-at-Law

TRANSLATION FOR INFORMATION PURPOSES ONLY

Appendix “A”

List of Litigation of the Borrower and Material Subsidiaries

GRUMA Corporation

Cox v. Gruma Corporation

Approximately on December 21, 2013, a consumer presented a supposed collective suit against Gruma Corporation, alleging that Mission corn chips should not be labeled as “All Natural” if they contain certain non-natural ingredients. The plaintiff claims compensatory damages and loss profit, including the payment of legal fees. Gruma Corporation thinks that the claims have no fundamental basis and presented a request to dismiss the Lawsuit. In response to the request to dismiss the Lawsuit, the plaintiff presented a First Modified Lawsuit, Gruma Corpotation presented a request to dismiss said First Modified Lawsuit on April 10, 2013, and a hearing will take place on June 11, 2013 to solve Gruma’s request. We pretend to vigorously defend ourselves from this suit. Gruma thinks that the outcome of this proceeding will not have a material adverse effect on its financial position, results of operations or cash flows.

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Appendix “B”

Environmental Matters List

•                  None

TRANSLATION FOR INFORMATION PURPOSES ONLY

Appendix “C”

Borrower’s Subsidiaries List

Company Name	Place of Incorporation	Equity Interest		Controlled by
Grupo Industrial Maseca, S.A.B. de C.V.	Nuevo Leon, Mexico	83%		GRUMA, S.A.B. de C.V.
Gruma Corporation	Nevada, USA	100%		GRUMA, S.A.B. de C.V.
Azteca Milling, L.P.	Texas, USA	100%		GRUMA Holding, Inc. And Valley Holding, Inc.(1)
Compañía Nacional Almacenadora, S.A. de C.V.	Nuevo Leon, Mexico	100	%(2)	Grupo Industrial Maseca, S.A.B. de C.V.

(1)         Gruma Corporation is holder of 100% of equity on GRUMA Holding, Inc. and Valley Holding, Inc.

(2)         Grupo Industrial Maseca, S.A.B. de C.V. is holder of all, but one, of the shares of share capital of Compañía Nacional Almacenadora, S.A.B. de C.V.

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Appendix ‘‘D’’

List of Agreement that Limit the Distribution of Dividends

A)           GRUMA Corporation

Syndicated, Amended and Re-expressed Loan Agreement dated June 20, 2013, executed between GRUMA Corporation, Bank of America, N.A. and several banks part of the same.